Exhibit 2.1

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED

AGREEMENT AND PLAN OF MERGER

by and among

Equillium, Inc.;

Project JetFuel Merger Sub, Inc.;

Bioniz Therapeutics, Inc.

and

Kevin Green, as the Securityholders’ Representative

Dated as of February 14, 2022

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(CONTINUED)

-ii-

(CONTINUED)

-iii-

(CONTINUED)

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(CONTINUED)

Exhibits

Exhibit A	—	Certain Definitions
Exhibit B-1	—	Form of Joinder Agreement (Non-Compete)
Exhibit B-2	—	Form of Joinder Agreement (Non-Solicit Only)
Exhibit C	—	Form of Letter of Transmittal
Exhibit D	—	Form of Optionholder Agreement
Exhibit E	—	Closing Working Capital

Schedule 4.6	—	Termination of Affiliated Agreements
Schedule 5.3	—	Indemnification of Officers and Directors
Schedule 6.7(g)	—	Third Party Consents
Schedule 6.7(h)	—	Termination of Certain Contracts
Schedule A	—	Liabilities
Schedule B	—	BNZ-1
Schedule C	—	BNZ-2
Schedule D	—	BNZ-3

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as may be amended from time to time, this “Agreement”) is made and entered into as of February 14, 2022, by and among: EQUILLIUM, INC., a Delaware corporation (“Parent”); PROJECT JETFUEL MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); BIONIZ THERAPEUTICS, INC., a Delaware corporation (the “Company”); and KEVIN GREEN, a resident of the State of California, solely in his capacity as the Securityholders’ Representative. Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

RECITALS

WHEREAS, Parent and 90% of all holders of the Company’s equity interests are entering into Joinder Agreements in the form of EXHIBIT B-1 or EXHIBIT B-2, as applicable (the “Joinder Agreements”);

WHEREAS, the holders of Company Securities who have entered into Joinder Agreements together own, beneficially and of record, (a) [***]% of the outstanding shares of Company Common Stock, (b) [***]% of the outstanding shares of Series Seed-1 Preferred Stock, (c) [***]% of the outstanding shares of Series Seed-2 Preferred Stock, (d) [***]% of the outstanding shares of Series Seed-3 Preferred Stock, (e) [***]% of the outstanding shares of Series Seed-4 Preferred Stock, and (f) [***]% of the outstanding shares of Series A Preferred Stock, in each case, as of the date of this Agreement;

WHEREAS, (i) the parties intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”); and (ii) upon consummation of the Merger, Merger Sub will cease to exist as a separate corporate entity, and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company has determined that the Merger is in the best interest of the Company and its stockholders and has approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, prior to the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub irrevocable written consents of the Company Stockholders holding [***]% of the Company Securities (on an as converted to Company Common Stock basis) that included irrevocable waivers of any right to demand for appraisal in accordance with Section 262 of the DGCL, conditioned only upon the execution and delivery of this Agreement (the “Written Consent”), adopting this Agreement and approving each of the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Entity”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.

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1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange or closing deliveries, on a date to be mutually designated by the Company and Parent (the “Closing Date”), which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger (the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The certificate of incorporation of the Surviving Entity shall be amended and restated as of the Effective Time to read as set forth on Exhibit A to the Certificate of Merger, until thereafter amended as provided by applicable Laws and as provided in such certificate of incorporation.

(b) The bylaws of the Surviving Entity of the Merger shall be amended and restated immediately as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Laws and as provided in the bylaws.

(c) The directors and officers of the Surviving Entity of the Merger immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a) any shares of Company Capital Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b) any shares of Company Capital Stock then held directly or indirectly by Parent or Merger Sub shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c) except as provided in subsections “(a)” and “(b)” of this Section 1.5 and subject to Sections 1.9, 1.10, 1.11, 1.12, 1.13 and 1.14, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share of Company Preferred Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount equal to (i) in connection with the distribution on the Closing Date to the Participating Securityholders, such share’s Pro Rata Share of the Upfront Merger Consideration, (ii) in connection with the Deferred Consideration Distribution (if any), such share’s Pro Rata Share of the Deferred Merger Consideration, (iii) in the event that any Milestone Payment becomes due pursuant to Section 1.13, such share’s Pro Rata Share of such Milestone Payment, and (iv) in connection with the distribution of any portion of the Securityholders’ Representative Reserve to the Participating Securityholders (if any), such share’s Pro Rata Share of the Representative Reserve Consideration with respect to such distribution;

(d) except as provided in subsections “(a)” and “(b)” of this Section 1.5 and subject to Sections 1.9, 1.10, 1.11, 1.12, 1.13 and 1.14, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Common Stock

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issued in respect of Company Options that are automatically net exercised pursuant to Section 1.6, shall cease to be an existing and issued share of Company Common Stock and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount equal to (i) in connection with the distribution on the Closing Date to the Participating Securityholders, such share’s Pro Rata Share of the Upfront Merger Consideration, (ii) in connection with the Deferred Consideration Distribution, such share’s Pro Rata Share of the Deferred Merger Consideration, (iii) in the event that any Milestone Payment becomes due pursuant to Section 1.13, such share’s Pro Rata Share of such Milestone Payment, and (iv) in connection with the distribution of any portion of the Securityholders’ Representative Reserve to the Participating Securityholders (if any), such share’s Pro Rata Share of the Representative Reserve Consideration with respect to such distribution; and

(e) each share of the common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of validly issued, fully paid and nonassessable common stock of the Surviving Entity, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Entity.

1.6 Treatment of Company Options.

(a) No outstanding Company Options shall be assumed by Parent. All outstanding Company Options will have their vesting accelerate in full contingent upon the completion of the Merger.

(b) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plans, shall be cancelled and converted into and become a right to receive with respect to each share of Company Common Stock subject thereto (i) (A) such share’s Pro Rata Share of the Upfront Merger Consideration (if any), (B) such share’s Pro Rata Share of the Deferred Merger Consideration (if any), (C) such share’s Pro Rata Share of the Representative Reserve Consideration (if any), and (D) in the event any Milestone Payment becomes due pursuant to Section 1.13, such share’s Pro Rata Share of such Milestone Payment, in each case subject to the Company Charter and applicable Law, less (ii) the exercise price per share of such Company Option, and each such Company Option will terminate as of the Effective Time; provided, that, an amount shall be deducted from the first and each subsequent amount payable to any holder of such Company Option, until the cumulative amount deducted from the first and each subsequent amount payable to any holder of such Company Option equals the exercise price per share of such Company Option. Notwithstanding the foregoing, no holder of a Company Option shall be entitled to receive any Aggregate Merger Consideration unless and until such holder shall have executed and delivered to Parent an Optionholder Agreement. The payment (or deemed payment) of any portion of the Aggregate Merger Consideration to the holder of the Company Option shall be reduced by any required Tax withholding, other than amounts for which employers are solely responsible under applicable law. The Company (prior to the Effective Time) and the Surviving Entity (from and following the Effective Time) shall take all other lawful action as may be necessary to provide for and give effect to the transactions contemplated by this Section 1.6(b).

1.7 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Entity and Parent shall take such action, so long as such action is not inconsistent with this Agreement.

1.8 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Stockholders, and each certificate representing any such Company Capital Stock (a “Company Stock Certificate”) shall thereafter represent the right to receive the consideration referred to in Section 1.5, if any; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such

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shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Company Stock Certificate is presented to the Payment Agent or to the Surviving Entity or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

1.9 Exchange/Payment.

(a) Prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as payment agent in the Merger (the “Payment Agent”). Promptly following the Closing, Parent shall make available book entry shares of Parent Common Stock in the amount of the Upfront Merger Consideration. No later than five Business Days after the Effective Time, the Payment Agent shall mail to the holders of Company Capital Stock, as of immediately prior to the Effective Time: (i) a letter of transmittal in substantially the form attached hereto as EXHIBIT C, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the amounts payable and shares of Parent Common Stock issuable in accordance with Section 1.5. Upon surrender of a Company Stock Certificate to the Payment Agent for payment, together with a duly executed letter of transmittal, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor such holder’s Pro Rata Share of (1) the Upfront Merger Consideration, as determined pursuant to Section 1.5, (2) if and when due and payable, the Deferred Merger Consideration for an applicable Deferred Consideration Distribution, (3) if and when due and payable, the Milestone Consideration for an applicable Milestone Payment, and (4) if and when due and payable, the Representative Reserve Consideration in respect of the distribution of any portion of the Securityholders’ Representative Reserve to the Participating Securityholders and (B) the Company Stock Certificate so surrendered shall be canceled. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, as a condition to the payment of the consideration hereunder with respect to each share of Company Capital Stock evidenced by such Company Stock Certificate, require the owner of such Company Stock Certificate to provide a reasonably appropriate affidavit to Parent (which may include an indemnity or bond in customary form). Any payments with respect to a Deferred Consideration Distribution or Milestone Payment to holders of Company Capital Stock that have satisfied the requirements set forth in this Section 1.9 shall be made promptly following the receipt by the Payment Agent of the funds payable in connection with such Deferred Consideration Distribution or Milestone Payment.

(b) Any portion of the Parent Common Stock in accordance with Sections 1.5 or 1.6 that remains undistributed by the Payment Agent to holders of Company Stock Certificates as of the first anniversary of the Effective Time (with respect to the Upfront Merger Consideration), the third anniversary of the Effective Time (with respect to the Deferred Merger Consideration) or the first anniversary of any Milestone Payment (with respect to such Milestone Payment) shall be delivered to Parent upon demand, and any holders of Company Securities who have not theretofore surrendered the documentation contemplated under this Section 1.9 shall thereafter only look to Parent for satisfaction of their claims for the cash amounts payable and/or Parent Common Stock issuable in accordance with Sections 1.5 or 1.6.

(c) Neither Parent, the Surviving Entity nor any of their respective Affiliates shall be liable to any holder or former holder of Company Capital Stock with respect to any amounts properly delivered to any public official pursuant to any applicable abandoned property Law or escheat Law.

(d) Each of Parent, the Surviving Entity, the Payment Agent, and their respective agents (each a “Withholding Agent”) shall be entitled to deduct and withhold from any amount payable to any Person under this Agreement or any other documents associated with the transaction, the amounts such Withholding Agent is required to deduct and withhold under the Code or any other Law. To the extent such amounts are so deducted or withheld and paid over to the applicable Governmental Body or other Person, such withheld amounts shall be treated as having been paid to the applicable Person in respect of whom such amounts were withheld. To the extent that such amounts are not so deducted and withheld, such payment recipient shall indemnify the Withholding Agent for any amounts imposed by a Governmental Body with respect to such withholding, together with any related Losses.

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(e) If, between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the payment under Sections 1.5 and 1.6 shall be equitably adjusted to provide the Participating Securityholders the same economic effect as otherwise contemplated by this Agreement prior to such event, and such items, so adjusted shall, from and after the date of such event, be the payment under Sections 1.5 and 1.6.

(f) Following the Effective Time no dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof until the holder thereof shall surrender such Company Stock Certificate in accordance with this Section 1.9. Promptly following the surrender of a Company Stock Certificate in accordance with this Section 1.9, there shall be paid to the record holder thereof, without interest, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

(g) The shares of Parent Common Stock, any dividends or other distributions payable pursuant to Section 1.9(f) issued and paid upon the surrender for exchange of Company Stock Certificates in accordance with the terms of this Section 1.9 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Company Stock Certificates.

(h) No fractional shares of Parent Common Stock shall be issued, no certificates for any such fractional shares shall be issued and no cash payment in lieu of any fractional share shall be paid to any Participating Securityholder in connection with the Merger. Any fraction of a share of Parent Common Stock issuable to a Participating Securityholder pursuant to this Agreement shall, after aggregating all such issuable shares, be rounded down to the nearest whole number.

(i) In paying any consideration payable under Sections 1.5, 1.6, 1.9, 1.10, 1.11 or 1.13, Parent shall be entitled to rely on any Closing Payment Schedule or any applicable Future Payment Schedule. Notwithstanding anything else to the contrary contained in this Agreement, in no event shall the aggregate consideration payable by Parent, Merger Sub or the Surviving Entity to the Participating Securityholders in connection with the transactions contemplated hereby exceed the sum of the Upfront Merger Consideration, the Deferred Merger Consideration (if any), the aggregate amount of any distribution of the Securityholders’ Representative Reserve to the Participating Securityholders (if any) and, to the extent earned pursuant to the terms of this Agreement, any applicable Milestone Payments.

(j) If Parent disputes in good faith the accuracy of any Future Payment Schedule provided to Parent by the Securityholders’ Representative, Parent and the Securityholders’ Representative shall for a period of 20 Business Days following Parent’s delivery to the Securityholders’ Representative of notice of such dispute engage in good faith negotiations to resolve such dispute and Parent shall not be required to make the applicable payments corresponding to such Future Payment Schedule until five Business Days following the resolution of such dispute.

1.10 Post-Closing Adjustment to Closing Upfront Merger Consideration.

(a) Not less than three Business Days prior to the Closing Date, the Company shall deliver to Parent a statement executed by the chief executive officer of the Company (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimates of (i) the Aggregate Net Exercise Tax Amount (the “Estimated Aggregate Net Exercise Tax Amount”), (ii) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iii) the Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”), and (iv) the Closing Working Capital (the “Estimated Closing Working Capital”) and the calculation of the resulting Closing Working Capital Adjustment Amount (the “Estimated Closing Working Capital Adjustment Amount”).

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The Estimated Closing Statement and all components thereof shall be calculated in accordance with GAAP and such Estimated Closing Statement shall include such schedules and data with respect to the determinations set forth therein as may be appropriate to support the calculations set forth therein. Without limiting the generality of the foregoing, the Closing Working Capital shall: (w) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated hereby, (x) other than Pre-Closing Taxes, be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing and (y) calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month. During the period beginning on the date of delivery of the Estimated Closing Statement by the Company until the Closing Date, the Company shall consult with Parent (including by giving Parent an opportunity to provide comments on the Estimated Closing Statement), shall work in good faith to resolve any differences the Company and Parent may have with respect to any of the amounts or calculations set forth in the Estimated Closing Statement, and the Company will make available to Parent and its representatives the work papers and other books and records used in preparing the Estimated Closing Statement and afford Parent and its representatives reasonable access to the relevant personnel and external representatives of the Company to verify the accuracy of such amounts to the extent deemed reasonably necessary by Parent.

(b) Within 120 calendar days following the Closing, Parent shall prepare and deliver to the Securityholders’ Representative a written schedule (the “Closing Statement”) setting forth in reasonable detail its calculation of (i) the Aggregate Net Exercise Tax Amount, (ii) the Closing Date Indebtedness, (iii) the Closing Date Transaction Expenses, and (iv) the Closing Working Capital (determined on a consolidated basis in accordance with Section 1.10(a) and the calculation of the resulting Adjustment Amount and Upfront Merger Consideration. The Closing Statement and all components thereof shall be calculated in accordance with GAAP. Following the Closing, Parent shall provide the Securityholders’ Representative and its representatives reasonable access, during regular business hours, in such a manner as to not interfere with the normal operation of Parent or the Surviving Entity (subject to the execution of customary work paper access letters, if requested), to work papers and books and records relating to the preparation of the Closing Statement solely for the purpose of assisting the Securityholders’ Representative in its review of the Closing Statement and the calculations contained therein. If the Securityholders’ Representative disagrees with the calculations in the Closing Statement, the Securityholders’ Representative shall notify Parent of such disagreement in writing (the “Dispute Notice”) within 45 days after delivery of the Closing Statement. The Dispute Notice must set forth in reasonable detail (A) any item on the Closing Statement which the Securityholders’ Representative reasonably believes has not been prepared in accordance with this Agreement and the Securityholders’ Representative’s determination of the amount of such item and (B) the Securityholders’ Representative’s alternative calculation of the Aggregate Net Exercise Tax Amount, the Closing Date Indebtedness, the Closing Date Transaction Expenses, and/or the Closing Working Capital and the calculation of the resulting Post-Closing Adjustment, as the case may be, together with all relevant supporting documentation. Any item or amount that the Securityholders’ Representative does not dispute in reasonable detail in the Dispute Notice within such 45-day period shall be final, binding and conclusive for all purposes hereunder. In the event any such Dispute Notice is timely provided, Parent and the Securityholders’ Representative shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice. If, at the end of such period, the Securityholders’ Representative and Parent remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to [***], or if such firm cannot or does not accept such engagement, another nationally recognized independent accounting firm, reasonably acceptable to Parent and the Securityholders’ Representative, which shall not be the independent accountants of Parent or the Company (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the written presentations by the Securityholders’ Representative and Parent, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice. In rendering its decision, the Dispute Auditor shall adhere to and be bound by the provisions of this Section 1.10(b) and the applicable definitions set forth in this Agreement. The Dispute Auditor’s determination of the Aggregate Net Exercise Tax Amount, the Closing Date Indebtedness, the Closing Date Transaction Expenses, and/or Closing Working Capital and the calculation of the resulting Post-Closing Adjustment, as applicable, shall be made within 45 days

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after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the Securityholders’ Representative and Parent. A judgment of a court of competent jurisdiction selected pursuant to Section 10.5 hereof may be entered upon the Dispute Auditor’s determination. The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 1.10(b) shall be the only recourse and remedy of the parties against one another with respect to, those items and amounts that remain in dispute under this Section 1.10(b), and Parent shall not be entitled to seek indemnification or recovery of any attorneys’ fees or other professional fees incurred by Parent in connection with any dispute governed by this Section 1.10. The Dispute Auditor shall allocate its fees and expenses between Parent and the Securityholders’ Representative according to the degree to which the positions of the respective parties are not accepted by the Dispute Auditor. The Securityholders’ Representative and Parent shall, and shall cause their respective Affiliates and representatives to, cooperate in good faith with the Dispute Auditor, and shall give the Dispute Auditor access to all data and other information it reasonably requests for purposes of such resolution. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either Parent or the Securityholders’ Representative or lesser than the smallest value for such item claimed by either Parent or the Securityholders’ Representative. Any determinations made by the Dispute Auditor pursuant to this Section 1.10(b) shall be final, non-appealable and binding on the parties hereto, absent manifest error or fraud.

(c) “Adjustment Amount” shall mean the net amount, which may be positive or negative, equal to: (i) the amount by which the Closing Date Indebtedness exceeds the Estimated Closing Date Indebtedness; plus (ii) the amount by which the Closing Date Transaction Expenses exceed the Estimated Closing Date Transaction Expenses; plus (iii) the amount by which the Aggregate Net Exercise Tax Amount exceeds the Estimated Aggregate Net Exercise Tax Amount; plus (iv) the amount (if any) by which the Estimated Closing Working Capital exceeds the Closing Working Capital. If the Adjustment Amount is a negative number, then no adjustment shall be made to the Deferred Merger Consideration. If the Adjustment Amount is a positive number, the Deferred Merger Consideration shall be decreased by the Adjustment Amount. If the Adjustment Amount is a positive number, Parent shall be entitled to recover the absolute value of such amount as (1) an offset against the payment of any amount of Deferred Merger Consideration to be paid pursuant to Section 1.11 or payment of any amount of Milestone Payments to be paid pursuant to Section 1.13, in each case in accordance with Section 8.8, and/or (2) without any further action by any Participating Securityholder, by cancellation (in book-entry form) of that number of shares of Parent Common Stock then beneficially owned of record by the applicable Participating Securityholder, equal to the Adjustment Amount divided by the Parent Stock Price.

(d) On the Closing Date, the Company shall (i) cause the payment of the Estimated Closing Date Transaction Expenses, if any, to the Persons identified on the Estimated Closing Statement and (ii) cause the payment of the Estimated Closing Date Indebtedness, if any, to the Persons identified on Part 1.10(d) of the Company Disclosure Schedule. The Company shall deliver all applicable wire instructions for the payment of any Estimated Closing Date Transaction Expenses or Estimated Closing Date Indebtedness to Parent at least three Business Days prior to the Closing. The Company shall reserve a cash amount sufficient to pay the Estimated Aggregate Net Exercise Tax Amount.

(e) The Estimated Closing Statement shall control solely for the purposes of determining the payments to be made on the Closing Date pursuant to Section 1.9 and shall not limit or otherwise affect Parent’s remedies under this Agreement or otherwise or constitute an acknowledgement by Parent of the accuracy thereof.

1.11 Deferred Consideration Distribution.

Parent shall notify the Securityholders’ Representative of the date of the Deferred Consideration Distribution, which shall be on or before the Deferred Consideration Distribution Date. The Securityholders’ Representative shall, not later than five Business Days after the Deferred Consideration Distribution Date, deliver to Parent and the Payment Agent the Deferred Consideration Distribution Schedule setting forth the portion of such Deferred Merger Consideration issuable to each Participating Securityholder. Any Deferred Merger Consideration issuable to the Participating Securityholders pursuant to this Section 1.11 shall only

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be due and issuable by Parent, subject to Sections 1.9(j), 1.13(e) and 8.8, with respect to all Participating Securityholders to the Payment Agent promptly following delivery of the Deferred Consideration Distribution Schedule.

1.12 Securityholders’ Representative.

(a) In order to efficiently administer certain matters contemplated hereby following the Closing, including any actions that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set forth in Sections 1.10, 1.13 and 8, the Participating Securityholders, by the adoption of this Agreement, acceptance of consideration under this Agreement and/or the completion and execution of the letters of transmittal shall be deemed to have designated Kevin Green as the representative of the Participating Securityholders (the “Securityholders’ Representative”).

(b) In the event the Securityholders’ Representative dies, becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Participating Securityholders who hold at least a majority in interest of the Company Capital Stock at such time shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Securityholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c) By their adoption of this Agreement, acceptance of consideration under this Agreement and/or the delivery of the letter of transmittal contemplated by Section 1.9, the Participating Securityholders shall be deemed to have agreed, in addition to the foregoing, that:

(i) the Securityholders’ Representative shall be appointed and constituted the true and lawful attorney-in-fact of each Participating Securityholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and in general to do all things and to perform all acts including, without limitation, executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement. The Securityholders’ Representative hereby accepts such appointment;

(ii) the Securityholders’ Representative shall have full authority to, after the Closing (A) execute, deliver, acknowledge, certify and file on behalf of the Participating Securityholders (in the name of any or all of the Participating Securityholders or otherwise) any and all documents that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Representative may, in its sole discretion, determine to be appropriate, (B) do all things and to perform all acts, including amending the Ancillary Agreements, waiving rights, discharging liabilities and obligations, making all decisions relating to the determination of the Closing Upfront Merger Consideration pursuant to Section 1.10 and the disbursement of the Deferred Merger Consideration, the Milestone Payments (or any portion thereof) in accordance with this Agreement, and resolve disputes, including with respect to Milestone Payments and indemnification claims hereunder (C) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by the Participating Securityholder individually), (D) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby and thereby and (E) engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing;

(iii) Parent shall be entitled to rely conclusively on the instructions and decisions given or made by the Securityholders’ Representative as to any of the matters described in this Section 1.12, and no party shall have any cause of action against Parent or its Affiliates for any action taken by Parent or its Affiliates in reliance upon any such instructions or decisions;

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(iv) all actions, decisions and instructions of the Securityholders’ Representative, including any agreement between the Securityholders’ Representative and Parent relating to the determination of the Upfront Merger Consideration pursuant to Section 1.10, the determination or dispute of the Milestone Payments, or the defense or settlement of any claims for which the Participating Securityholders may be required to indemnify the Parent Indemnified Parties pursuant to Section 8 hereof, shall be conclusive and binding upon each of the Participating Securityholders, and no Participating Securityholders shall have any cause of action against the Securityholders’ Representative and the Securityholders’ Representative shall not be liable for any action taken, decision made or instruction given by the Securityholders’ Representative under this Agreement, except for fraud or willful breach of this Agreement on the part of the Securityholders’ Representative;

(v) the provisions of this Section 1.12 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Participating Securityholder may have in connection with the transactions contemplated by this Agreement; and

(vi) the provisions of this Section 1.12 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Participating Securityholder, and any references in this Agreement to a Participating Securityholder or the Participating Securityholders shall mean and include the successors to the Participating Securityholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(d) At or prior to the Closing, Company shall cause to be deposited, in an account designated by the Securityholders’ Representative in writing at least two Business Days prior to the Closing Date, $50,000 (the “Securityholders’ Representative Reserve”). The Securityholders’ Representative Reserve may be applied as the Securityholders’ Representative, in his, her or its sole discretion, determines to be appropriate to defray, offset, or pay any reasonable fees, costs, liabilities charges, losses, fines, damages, claims, forfeitures, actions or expenses that the Securityholders’ Representative incurred in connection with the transactions contemplated by this Agreement, including in connection with the matters contemplated by Sections 1.10 and 1.13 and the evaluation or defense of any claim for indemnification under this Agreement (the “Securityholders’ Representative Expenses”). For U.S. federal and applicable state and local Tax purposes, the Securityholders’ Representative Reserve shall be treated as having been received and voluntarily set aside by the Participating Securityholders on the Closing Date in accordance with their Pro Rata Share. Any Tax withholding with respect to a Participating Securityholder’s deemed receipt at Closing of its Pro Rata Share of the Securityholders’ Representative Reserve shall be satisfied from such Participating Securityholder’s share of the Upfront Merger Consideration and shall not reduce the Securityholders’ Representative Reserve. The Securityholders’ Representative will not be liable for any loss of principal of the Securityholders’ Representative Reserve other than as a result of its gross negligence or willful misconduct. The Securityholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The balance of the Securityholders’ Representative Reserve held pursuant to this Section 1.12(d), if any, shall, at the sole discretion of the Securityholders’ Representative and at such time to be determined in the sole discretion of the Securityholders’ Representative, be deposited by the Securityholders’ Representative with the Payment Agent and distributed to the Participating Securityholders according to each such Participating Securityholder’s Pro Rata Share. Prior to any such distribution of the Securityholders’ Representative Reserve, the Securityholders’ Representative shall deliver to Parent and the Payment Agent an updated Closing Payment Schedule (which need not be certified by an officer of the Company) setting forth the portion of the Securityholders’ Representative Reserve payable to each Participating Securityholder.

(e) As between the Participating Securityholders and the Securityholders’ Representative, the Securityholders’ Representative shall not be liable for any act done or omitted hereunder as Securityholders’ Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Securityholders’ Representative shall be indemnified, defended and held harmless and reimbursed by the Participating Securityholders from and against any Securityholders’ Representative Expenses arising out

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of or in connection with the Securityholders’ Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Securityholders’ Representative Expense is suffered or incurred; provided, that in the event that any such Securityholders’ Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Participating Securityholders the amount of such indemnified Securityholders’ Representative Expenses to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Participating Securityholders, any such Securityholders’ Representative Expense may be recovered by the Securityholders’ Representative, at any time (i) from the Securityholders’ Representative Reserve, to the extent any funds remain in such fund, (ii) from the Milestone Payments, to the extent actually paid; or (iii) from the Participating Securityholders according to each Participating Securityholder’s Pro Rata Share; provided, however, that while this Section 1.12 allows the Securityholders’ Representative to be paid from Securityholders’ Representative Reserve and the Milestone Payments, this does not relieve any Participating Securityholder from its obligation to pay its Pro Rata Share of any such Securityholders’ Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at Law or otherwise, and provided further that no Participating Securityholder shall be liable to the Securityholders’ Representative for any amount in excess of the portion of the Aggregate Merger Consideration (to the extent actually paid) to which such Participating Securityholder is entitled. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Participating Securityholders or otherwise. The Participating Securityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.

1.13 Milestone Consideration.

(a) Milestone Payments. Within [***] after the first achievement of each of the milestone events in part A of the table below, and within [***] after the end of the calendar quarter in which each of the milestone events in part B of the table below is first achieved (each such milestone event, a “Milestone Event”), Parent shall notify the Securityholders’ Representative that such Milestone Event has been achieved (each such notice, a “Milestone Notice”). Parent shall, promptly following the delivery of a Milestone Notice and receipt of the Milestone Payment Schedule, pay, or cause to be paid, the payment corresponding to the applicable Milestone Event (each, a “Milestone Payment,” and, collectively, the “Milestone Payments”), subject to Sections 1.13(d) and 8.8, to the Participating Securityholders by depositing, or causing to be deposited, with the Payment Agent, by wire transfer of immediately available funds to such bank account as may be designated by the Payment Agent, the portion of such Milestone Payment payable to the Participating Securityholders, for further distribution to the applicable Participating Securityholders (in accordance with the applicable Milestone Payment Schedule) pursuant to Sections 1.5, 1.6 and 1.9. Promptly following receipt of each Milestone Notice, the Securityholders’ Representative shall deliver to Parent and the Payment Agent a spreadsheet setting forth the portion of the applicable Milestone Payment to be paid to each Participating Securityholder in respect of such Milestone Event (each such spreadsheet, a “Milestone Payment Schedule”). The applicable Milestone Payment shall only be due and payable by Parent, subject to Section 1.9(j), with respect to all Participating Securityholders to the Payment Agent following delivery of the applicable Milestone Payment Schedule. All payments to be made by Parent under this Section 1.13 shall be made in U.S. dollars and shall be paid by wire transfer in immediately available funds. Each of the Milestone Payments shall be payable one time only, for the first achievement of the corresponding Milestone Event, regardless of how many times such Milestone Event is achieved and regardless of whether such Milestone Event is achieved with respect to more than one Product. In accordance with the foregoing sentence, the maximum total Milestone Payments that may, if applicable, be payable under this Section 1.13(a) would be $307,500,000. As an example with respect to part B of the table below, if the aggregate annual global Net Sales of a BNZ-1 Product as of the end of the third calendar quarter of 2025 are $600,000,000, and 2025 is the first calendar year in which the aggregate annual global Net Sales of a BNZ-1 Product exceed $500,000,000, then the Milestone Payment of $[***] shall be paid within [***] after the end of the third calendar quarter of 2025.

Milestone Event	Milestone Payment (US$)
A. Development Milestone Event:

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1. [***]	$[***]
2. [***]	$[***]
3. [***]	$[***]
4. [***]	$[***]
5. [***]	$[***]
6. [***]	$[***]
7. [***]	$[***]
B. Net Sales Milestone Events:
1. The first calendar year in which the aggregate annual global Net Sales of a BNZ-1 Product in such calendar year exceed $500,000,000	$[***]
2. The first calendar year in which the aggregate annual global Net Sales of a BNZ-1 Product in such calendar year exceed $1,000,000,000	$[***]
3. The first calendar year in which the aggregate annual global Net Sales of a BNZ-1 Product in such calendar year exceed $1,500,000,000	$[***]
4. The first calendar year in which the aggregate annual global Net Sales of a BNZ-1 Product in such calendar year exceed $2,000,000,000	$[***]

(b) Acknowledgment. Each Participating Securityholder, by such Person’s execution of a Joinder Agreement, a Letter of Transmittal and/or receipt of any Merger Consideration hereunder, acknowledges and agrees that (i) Parent is entitled to conduct the business of the Surviving Entity, including, without limitation, with respect to any Products in a manner that is in the best interests of Parent and its stockholders, and shall have the absolute right and sole and absolute discretion to operate and otherwise make decisions with respect to the conduct of the business of the Surviving Entity and/or the Products and to take or refrain from taking any action with respect thereto; (ii) Parent or an Affiliate of Parent (and any other Milestone Payment Obligors) currently or may in the future offer products or services that compete, either directly or indirectly, with the Products and may make decisions with respect to such products and services that may adversely affect the Products and the products, services, sales, revenues, expenses, or other financial performance measures of the Surviving Entity or the Products; (iii) neither Parent nor any of its Affiliates (or any other Milestone Payment Obligors) shall have any liability to any Participating Securityholder or any other Person for any claim, loss or damage of any nature, including claims, losses or damages that arise out of or relate in any way to any decisions or actions affecting whether or not or the extent to which any Milestone Payment becomes payable in accordance with this Section 1.13, unless and only to the extent that it takes any action intended for the primary purpose of frustrating the payment of the Milestone Payments hereunder; (iv) there is no assurance that the Participating Securityholders will receive any Milestone Payment; (v) neither Parent nor the Surviving Entity nor any other Affiliates of Parent (nor any other Milestone Payment Obligors) promised or projected any amounts to be received by the Participating Securityholders in respect of any Milestone Payment, and the Securityholders’ Representative (on behalf of the Participating Securityholders) has not relied on any statements or information provided by or on behalf of Parent or its Affiliates with respect to the likelihood of development or potential sales of the Products; (vi) neither Parent nor the Surviving Entity nor any other Affiliates of Parent (nor any other Milestone Payment Obligors) owe to the Securityholders’ Representative or the Participating Securityholders any fiduciary duty with respect to the achievement of the Milestone Events and/or the payment of the Milestone Payments, it being understood and agreed that this clause (vi) is not intended to reduce or eliminate any fiduciary duties owed under Law to the Participating Securityholders (including, without limitation, their heirs and assigns) as owners of Parent Common Stock; and (vii) the parties intend the express provisions of this Agreement to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Body. Parent’s maximum aggregate liability for any and all breaches by Parent of its obligations under this Section 1.13 shall be limited to the unpaid portion, if any, of the Milestone Payment for the Milestone Event, and neither Parent nor any of its Affiliates (or any other Milestone Payment Obligors) shall have any other liability hereunder to any Participating

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Securityholder or any other Person for any claim, loss or Damage of any nature, including claims, losses or Damages that arise out of or relate in any way to any decisions or actions affecting whether or not or the extent to which the Milestone Payments become payable in accordance with this Section 1.13.

(c) Update Report. Commencing on the date that is one year following the Closing Date and for [***] thereafter (the “Reporting Period”), (i) Parent shall provide, on an annual basis (within [***] following the expiration of each such 12-month period following the initial anniversary of the Closing Date), a written report to the Securityholders’ Representative in reasonable detail regarding the status of activities relating to the Milestone Events (each such report, an “Update Report”); and (ii) within [***] after delivery of an Update Report, if the Securityholders’ Representative in good faith requests a meeting with representatives of Parent or any of Parent’s applicable Affiliates to discuss such report, Parent shall make available for such meeting at least one employee with operating management responsibility for the activities of Parent or any such Affiliate related to the achievement of the applicable Milestone Event. The Securityholders’ Representative may not request more than one such meeting for any Update Report. All information contained in any Update Report, or conveyed to the Securityholders’ Representative in any meeting or other communication regarding an Update Report, shall be subject to a reasonable and customary confidentiality agreement between the applicable Milestone Payment Obligors and the Securityholders’ Representative.

(d) Limited Right to Transfer. The right of any Participating Securityholder to receive any amounts with respect to Milestone Payments (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assigned or otherwise transferred by such Participating Securityholder, other than (A) on death by will or intestacy, (B) pursuant to a court order, (C) by operation of Law (including a consolidation or merger), or (D) without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; provided that any assignee or transferee shall, as a condition to such assignment or transfer, deliver to Parent and the Surviving Entity a written instrument confirming that such assignee or transferee shall be bound by all of the terms and conditions of this Agreement and (iii) does not represent any right other than the right to receive the Milestone Payments pursuant to this Agreement. Any attempted transfer of the right to any amounts with respect to any such payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

(e) Right to Offset Closing Date Transaction Expenses. Notwithstanding anything to the contrary herein, Parent may offset an amount equal to the Closing Date Transaction Expenses or Post-Closing Transaction Expenses that become due and payable following the Effective Time, if any, from Deferred Merger Consideration or any Milestone Payments or any other payments to be made to the Participating Securityholders (directly or indirectly through the Surviving Entity or the Payment Agent) following the Closing.

(f) Disposal Transaction. During the Reporting Period, if Parent or its Affiliates (including the Surviving Entity) transfer, sell, license or assign, to any third Person who is not an Affiliate of Parent, all or substantially all of the rights to BNZ-1, BNZ-2, and/or BNZ-3, including as a part of a sale that includes all or substantially all of the assets of Parent or such Affiliate (including the Surviving Entity) or all of the equity interests of the Surviving Entity (including in a merger of the Surviving Entity any third Person who is not an Affiliate of Parent), but excluding any merger or consolidation of Parent with a third Person, or acquisition by a third Person of all or any of the equity securities of Parent (or an acquirer of, or successor-in-interest to, Parent), (1) Parent shall notify the Securityholders’ Representative of such transaction as soon as practicable following the consummation thereof as provided herein and (2) Parent shall ensure in connection thereof that the third Person transferee in such transaction agrees in writing to be bound by the obligations of Parent under this Section 1.13 only to the extent applicable to scope of the rights that are transferred, sold, licensed or assigned to such third Person, including those with respect to payment of the Milestone Payments (except to the extent previously paid), and Parent shall remain responsible for the performance of such obligations under this Section 1.13.

1.14 Dissenting Shares.

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(a) Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who (i) shall have not voted in favor of the Merger or consented thereto in writing and (ii) shall have properly and effectively demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive a portion of the Aggregate Merger Consideration. Holders of Dissenting Shares shall instead be entitled to receive payment from the Company of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of Section 262 of the DGCL.

(b) Notwithstanding the provisions of Section 1.14(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock to which such holder of Company Capital Stock would otherwise be entitled under Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

(c) The Company shall give Parent: (i) prompt notice of: (A) any written demand received by the Company prior to the Effective Time for appraisal rights pursuant to Section 262 of the DGCL; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent (to be given in Parent’s sole discretion) make any payment with respect to any such demands or offer to settle or settle any such demands. Prior to the Closing, the Company will enforce any contractual waivers that the Company Stockholders have granted regarding appraisal rights that would apply to the Merger.

(d) Notwithstanding the foregoing, to the extent that Parent, the Surviving Entity or the Company is required by applicable Law to make any per share payment or payments in respect of Dissenting Shares in excess of the consideration to which such Person would have been entitled under Section 1.5 if and to the extent paid or released and only when paid or released pursuant to the terms of this Agreement and reasonable out-of-pocket costs or expenses (including specifically, but without limitation, reasonable out-of-pocket attorneys’ fees, costs and expenses in connection with any Legal Proceeding commenced by a holder of Dissenting Shares or a person claiming to be a holder of Dissenting Shares) incurred in respect of any Dissenting Shares (such excess, the “Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Dissenting Share Payments in accordance with Section 8.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and Merger Sub, except as set forth in the Disclosure Schedule (subject to the qualifications set forth in Section 10.14), as of the date of this Agreement and as of the Closing Date (except, in each case, to the extent such representations and warranties are specifically made as of a particular date, in which case the Company makes the representations and warranties as of such particular date), as follows:

2.1 Due Incorporation; No Subsidiaries Etc.

(a) The Company does not have any Subsidiaries and does not hold any equity interests, or rights to acquire any equity interests, in any other Entity.

(b) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted.

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(c) The Company is qualified to do business as a foreign corporation, and is in good standing, under the Laws of all states where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws; Corporate Documents. The Company has delivered or otherwise made available to Parent or its counsel true, correct and complete copies of the Company Charter, the Company’s bylaws and Company Investor Agreements, including all amendments thereto, and the Company is not in violation of, in conflict with, or in default under, any of the respective terms thereof, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default. The copy of the minute books of the Company provided to Parent contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.3 Capitalization, Etc.

(a) Part 2.3(a) of the Company Disclosure Schedule sets forth the authorized capital stock of the Company.

(b) Part 2.3(b) of the Company Disclosure Schedule sets forth (i) the shares of Company Common Stock issued and outstanding, all of which were validly issued, fully paid and nonassessable, including those reserved for issuance pursuant to the Option Plan, (ii) the shares of Company Preferred Stock issued and outstanding, all of which were validly issued, fully paid and nonassessable, (iii) the shares of Company Common Stock or Company Preferred Stock held in the treasury of the Company; and (iv) any other outstanding equity interests in the Company.

(c) Except as set forth in Part 2.3(c) of the Company Disclosure Schedule, (A) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) issued or granted by the Company or Contracts to which the Company or any holder of Company Securities is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company, (B) there are no obligations, contingent or otherwise, of the Company to (1) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (2) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any Person and (C) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(d) There are no bonds, debentures, notes or other Debt of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the Company Stockholders may vote. Except as set forth in Part 2.3(d) of the Company Disclosure Schedule, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any holder of Company Securities is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock.

(e) All of the outstanding shares of Company Capital Stock are and have been duly authorized and validly issued, and are fully paid and nonassessable, are not subject to any preemptive rights, purchase options, call options, rights of first refusal or similar rights or any other Liens and have been issued and granted in all material respects in compliance with all applicable securities Laws. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

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(f) Part 2.3(f) of the Company Disclosure Schedule sets forth, with respect to each Company Option that is outstanding (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to each such Company Option, and (iii) with respect to Company Options, the exercise price per share of Company Common Stock purchasable under such Company Option. Copies of all such agreements have been delivered to Parent.

2.4 Financial Statements. The Company has delivered or otherwise made available to Parent or its counsel the Company’s audited financial statements for the fiscal years ended December 31, 2018, December 31, 2019 and December 2020 (the “Audited Balance Sheet Date”) and their unaudited financial statements (including the balance sheet and the related statements of income and cash flows) for the fiscal year ended December 31, 2021 (such date, the “Unaudited Balance Sheet Date”, the balance sheet of the Company as of such date, the “Unaudited Balance Sheet”, the unaudited financial statements of the Company as of such date, the “Unaudited Financial Statements”, and all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements (x) were prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified in accordance with GAAP, except (i) as may be indicated in the footnotes to such financial statements (which footnotes are not, individually or in the aggregate, material to the Company’s business) and (ii) that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments and (y) are consistent with, and were prepared from, the books and records of the Company, which books and records are complete in all material respects.

2.5 Absence of Certain Changes. Except as expressly contemplated by this Agreement, since December 31, 2020 (a) no event or action has occurred that would require the consent of Parent pursuant to Section 4.2 if such event or action occurred during the Pre-Closing Period; and (b) except in connection with the transactions contemplated by this Agreement, the Company has used or held its assets and properties for use, and have operated and conducted their business in all material respects, in the ordinary course of business. Since December 31, 2020 no event or series of related events has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.6 Title to Assets. The Company has good and valid title to all assets owned by it, including all such assets (other than capitalized or operating leases) reflected on the Unaudited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Unaudited Balance Sheet in the ordinary course of business). All of such assets are owned by the Company free and clear of any Liens (other than Permitted Encumbrances) and such assets (excluding working capital and assets consumed in the ordinary course of business) constitute all of the assets, rights and properties necessary, and are sufficient, for the conduct of the Company’s business as presently conducted in all material respects. All of the material tangible assets of the Company have been maintained in a reasonably prudent manner and are in good condition and repair (ordinary wear and tear and ordinary maintenance excepted).

2.7 Equipment. All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put and are in good condition and repair (ordinary wear and tear and ordinary maintenance excepted).

2.8 Real Property; Leasehold. The Company does not own any real property, and the Company does not own any interest in real property, except for the leaseholds or licenses created under the real property leases or licenses (including all amendments, extensions, renewals, guarantees, and other agreements with respect thereto) identified in Part 2.8 of the Company Disclosure Schedule (the “Leased Real Property”). The Company has provided to Parent a true, correct and complete copy of each lease or license and document related thereto listed in Part 2.8 of the Company Disclosure Schedule. The Company is in material compliance with such real property leases and/or licenses, and has a valid and subsisting leasehold interest in or license to all Leased Real Property, in each case free and clear of all Liens, other than Permitted Encumbrances. The Company has not granted any other Person the right to occupy or use any Leased Real Property and the Company’s quiet enjoyment of the Leased Real Property under the lease and/or license has not been disturbed in any material respect. There are no written or oral subleases,

15.

licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of any Leased Real Property. The Company has not received written notice of (a) default, or intention to terminate or not renew, any real property lease or license or (b) any eminent domain, condemnation or similar proceeding pending or threatened, against all or any portion of any Leased Real Property.

2.9 Intellectual Property.

(a) Part 2.9(a)(i) of the Company Disclosure Schedule identifies: (x) each item of Company Registered IP; (y) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable registration or serial number; and (z) each Person that is an owner (including any joint owner) of such item of Company Registered IP, and, if Company is not the sole owner thereof, (i) the corresponding agreement pursuant to which the Company has the right to use or practice such Company Registered IP, and (ii) if any such Person has a joint ownership interest in such Company Registered IP with Company, any agreement(s) between Company and such Person relating to such joint ownership. Each of the Patents included in the Company Registered IP that is solely owned or purported to be solely owned by the Company, and to the Company’s Knowledge each of the jointly owned Patents included in the Company Registered IP, properly identifies by name each and every inventor of the inventions claimed by such Patents as determined in accordance with United States or other applicable patent law (and the inventors listed in each such Patent collectively constitute the entire inventive entity, as the term ‘inventive entity’ is defined and interpreted under United States patent law). The Company has complied in all material respects with all of its obligations and duties to the respective patent offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, and all applicable Laws, with respect to all Patents included in the Company Registered IP. The Company has no Knowledge of any information, facts or circumstances that would reasonably be expected to result in any challenge to, or otherwise adversely impact, in any material respect, the ownership, use, patentability, registrability, enforceability or validity of any Company Registered IP, including any Intellectual Property that is the subject matter thereof. The Company Registered IP owned or purported to be owned by the Company, and to the Company’s Knowledge all other Company Registered IP, is subsisting. To the Company’s Knowledge, the issued Patents included in the Company Registered IP are valid and enforceable. Part 2.9(a)(ii) of the Company Disclosure Schedule describes each filing, payment, and action that, to the Company’s Knowledge, must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Company Registered IP that is listed or required to be listed on Part 2.9(a)(i) of the Company Disclosure Schedule, excluding any such item of Company Registered IP that Company has no right or responsibility to maintain. No Registered IP that is listed or required to be listed on Part 2.9(a)(i) of the Company Disclosure Schedule has been, and the Company has received no notice that any Registered IP that is listed or required to be listed on Part 2.9(a)(i) of the Company Disclosure Schedule is, involved in any nullity, inter partes, interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the inventorship, scope, validity or enforceability of any such Registered IP is being or has been contested or challenged, and to the Company’s Knowledge, no such proceeding has been threatened with respect to any such Registered IP.

(b) The Company owns, and has good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Encumbrances) to, all right, title and interest in and to all Company Owned IP that is solely owned or purported to be solely owned by the Company. With respect to each item of Company Owned IP that is jointly owned or is purported to be jointly owned by the Company and one or more other Person(s), (i) Company owns, and has good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Encumbrances) to, its joint ownership interest in such Company Owned IP, and (ii) each other Person with a joint ownership interest in such Company Owned IP has granted Company an exclusive (even as to such Person) license to use and otherwise exploit, including to practice, patent, register, prosecute, maintain and enforce, such Company Owned IP pursuant to a valid and enforceable written agreement between Company and such Person set forth in Part 2.9(b)(i) of the Company Disclosure Schedule. Each owner of Company Owned IP in which the Company neither has nor purports to have an ownership interest, has granted Company an exclusive (even as to such Person) license to use and otherwise exploit, including to practice, patent, register, prosecute, maintain and enforce, such Company Owned IP, pursuant to a valid and enforceable written agreement set forth in Part 2.9(b)(ii)

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of the Company Disclosure Schedule. The Company possesses adequate rights to use and otherwise exploit, pursuant to a valid and enforceable written agreement, each item of other Intellectual Property (i.e., each item of Intellectual Property that is not already within the scope of any of the foregoing representations and warranties set forth above in this Section 2.9(b)) that is used or held for use in the conduct of its business as currently conducted, including all Intellectual Property that is non-exclusively licensed to the Company. No Person has any right of first refusal, option and/or other right to acquire any right, title or interest in or to, or has any other Lien (other than Permitted Encumbrances) with respect to, any Company Owned IP. In each case where the Company has acquired ownership of Registered IP from any other Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights, title and interest in and to such Registered IP to the Company, and the Company has recorded each such assignment with the applicable patent or trademark office, or other applicable Governmental Body, in the jurisdiction in which such Registered IP is registered. There is no Intellectual Property owned in whole or in part by any Third Party, and/or any other Intellectual Property, other than the Company Intellectual Property, that is required or otherwise necessary for the Company to conduct its business as currently being conducted, including its business with respect to any Product (other than Intellectual Property owned by a Third Party to which the Company has a license or other right or authorization to use pursuant to an Inbound License listed in Part 2.9(f) of the Company Disclosure Schedule).

(c) The conduct of the business of the Company (including through any consultant, employee or other Person that is or was working for the Company) has infringed or misappropriated or otherwise violated any Intellectual Property rights of any other Person, and, to the Company’s Knowledge, the conduct of its business as currently proposed to be conducted will not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. No Person has asserted any written action, proceeding or other claim (or to the Company’s Knowledge, any oral claim), and no action, proceeding or claim is pending or, to the Company’s Knowledge, threatened, (i) challenging the Company’s ownership or other right, title or interest in or to, or the use, validity, enforceability, patentability or registrability of, any of the Company Intellectual Property or any other Intellectual Property used or held for use in the business of the Company by or on behalf of the Company, (ii) alleging infringement or misappropriation or other violation of any Intellectual Property rights by the Company, including, without limitation, any demand that the Company license Intellectual Property of any Third Party, or (iii) involving any allegations that a current or former employee, officer, director, consultant, contractor, service provider or advisor of the Company (each, a “Company Representative”) misappropriated, infringed or otherwise violated any Intellectual Property rights of any Person that had previously employed or otherwise engaged such Company Representative (such Person, a “Former Employer”) or breached any agreement with its Former Employer in connection with such Company Representative’s employment by, or other engagement with, or that otherwise relates to, the Company; and, to the Company’s Knowledge, with respect to clause (i) (solely with respect to Company Owned IP), clause (ii) and clause (iii) immediately above, there is no reasonable basis for any such claim.

(d) The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential Liability of another Person for infringement, misappropriation or other violation of any Intellectual Property rights and is not contractually obligated to do so. None of the Company Registered IP or other Company Owned IP is subject to any pending or outstanding consent, settlement, injunction, directive, order, judgment, or other disposition of dispute that adversely impacts or restricts the use, ownership, transfer, registration or licensing or other disposition of any such Intellectual Property by the Company, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Company Intellectual Property.

(e) To the Company’s Knowledge, no Person has infringed or misappropriated or otherwise violated, and no Person is currently infringing or misappropriating or otherwise violating, any Company Intellectual Property.

(f) Part 2.9(f)(i) of the Company Disclosure Schedule identifies each Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than non-exclusive licenses to unmodified commercially available third-party software) (“Inbound Licenses”). Except with respect to the agreements listed in Part 2.9(f)(ii) of the

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Company Disclosure Schedule, the Company is not obligated under any contract or other agreement to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(g) Part 2.9(g) of the Company Disclosure Schedule lists each Contract pursuant to which the Company has licensed or otherwise granted the right to practice or use Company Intellectual Property to any other Person (“Outbound Licenses”).

(h) Part 2.9(h) of the Company Disclosure Schedule lists all Contracts (other than those disclosed or required to be disclosed on Parts 2.9(f) or 2.9(g) of the Company Disclosure Schedule) in effect as of the date of this Agreement (i) relating to any Product in any material respect, or (ii) containing any (A) restrictions on the Company’s rights to patent, register, enforce, use or otherwise exploit any Company Intellectual Property or other Intellectual Property used or held for use in the business of the Company by or on behalf of the Company, including covenants not to sue and settlement and co-existence agreements, (B) right of first refusal, option or any other right to acquire any right, title or interest, including any license, in or to any Company Owned IP or (C) payment obligation of Company in connection with any change in control of the Company or any earn-out, milestone or other contingent payment obligation under any Inbound License or any Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (collectively, clauses (A), (B) and (C), the “Other IP Contracts”).

(i) The Company has taken reasonable security and other measures to protect the Company Owned IP, including measures against unauthorized disclosure and unauthorized use, to protect the secrecy, confidentiality, and value of its trade secrets and other technical or proprietary information.

(j) All Company Representatives who have been involved in the creation or development of Intellectual Property for or otherwise on behalf of the Company have executed valid and enforceable written Contracts with the Company that include (i) present assignments to the Company of the entire right, title and interest in and to all inventions and other Intellectual Property created for or otherwise on behalf of the Company, and (ii) obligations of confidentiality that require such Persons to maintain and protect the confidential information of the Company and not to use such confidential information for any unauthorized purpose (an “IP Agreement”). The Company has secured written assignments from all Company Representatives who contributed to the creation or development of any Company Intellectual Property owned or purported to be owned by the Company, of the entire right, title and interest in and to such Company Intellectual Property arising from such contributions that the Company does not already own by operation of law. To the Company’s Knowledge, no Company Representative (i) has any right, title, license, claim, option or other similar interest whatsoever in or with respect to any Company Intellectual Property owned or purported to be owned by the Company (or to the Company’s Knowledge, any other Company Intellectual Property), or (ii) is in material violation of any IP Agreement. No Company Representative or scientific advisor of the Company has excluded, in any agreement with the Company, any inventions, methods, processes, compounds, developments or other Intellectual Property that relate to the business of the Company, including any Product and/or Company Intellectual Property.

(k) No Governmental Body or academic institution has any rights in or to, ownership of, or right to royalties and/or other payments for, any Company Intellectual Property, nor has the Company used, directly or indirectly, any funding, grants, facilities, IP or personnel or other similar resources of any such Person in connection with any research or development activities of the Company, including with respect to any Product and/or Company Intellectual Property.

(l) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event), and the compliance by the Company with the provisions of this Agreement, do not and will not conflict with, alter, or impair, any of the rights of the Company in or to any Company Intellectual Property or the validity, enforceability, registrability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Company Intellectual Property.

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(m) The Company is, and to the Company’s Knowledge, each Person acting for or otherwise on behalf of the Company (including any Third Party Services Provider) is, and has been, in material compliance with (i) all applicable Laws relating to the privacy, data protection and security of patient medical records and all other personal information and data, including with respect to the collection or use, including the storage, sharing, transfer, disposition, protection and processing thereof (including in connection with any pre-clinical or clinical trials conducted with respect to any Product (collectively, and together with all data and other information that is subject to any such Laws, “Personal Information”)), (ii) all privacy, data protection and security policies of the Company concerning patient medical records and other Personal Information, and (iii) any contractual requirements to which the Company is subject that relate to any of the foregoing. Neither the Company, nor to the Company’s Knowledge, any service provider of, or other Person acting for or otherwise on behalf of, the Company that may collect, store, process, analyze or otherwise have access to any pre-clinical or clinical trial data, patient medical records, or any Personal Information or confidential information of the Company (a “Third Party Service Provider”), has been subject to any security breaches with respect to (including any that have resulted in the public disclosure of or any other unauthorized access to) any Personal Information or any confidential information of the Company. The Company has, and, to the Company’s Knowledge, each of its Third Party Service Providers has, taken reasonable actions and implemented policies and procedures which, in each case, are reasonably appropriate to protect and maintain the security of all Personal Information and confidential information of the Company, including from any unauthorized access or use. There have not been any written, or, to the Company’s Knowledge, other, complaints or notices, or any audits, proceedings, investigations or claims conducted or asserted, or to the Company’s Knowledge, threatened by any Governmental Body or other Person against the Company, and none are pending, regarding any collection, use, storage, disclosure, transfer or other disposition of any patient medical records or other Personal Information by or on behalf of the Company (including by any Third Party Service Provider), including in connection with any pre-clinical or clinical trials conducted with respect to any Product, or the violation of any applicable Laws relating to any of the foregoing.

(n) The software and related systems, if any, owned, leased or licensed by the Company used or for use in the conduct of its business as currently conducted (collectively, the “Company Systems”) are in good working order, and the Company Systems are backed up on a regular basis. The Company does not own any proprietary software and all other software used by the Company is unmodified commercially available off-the-shelf software having a replacement cost and annual license fee of less than $5,000 in the aggregate, and the Company has complied with the terms of all such software licenses. In the 12-month period preceding the date of this Agreement, to the Company’s Knowledge, there have not been any security breaches or other adverse events affecting any Company Systems.

(o) The Company has the right pursuant to a Material Contract, or, to the Company’s Knowledge, another valid and enforceable written agreement, to, upon the Company’s request, duplicate, access and transfer to the Company and/or its designees possession and control of any and all Company Scientific Materials created or otherwise generated pursuant to such Material Contract or such other agreement.

2.10 Regulatory Matters.

(a) The Company has obtained all clearances, authorizations, licenses and registrations required by any foreign or domestic Governmental Body (including, without limitation, the FDA and the Therapeutic Goods Administration of Australia) to permit the Company to conduct its business as currently conducted. The Company has filed with the applicable regulatory authorities (including, without limitation, the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all filings, notice, responses to notices, supplemental applications, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports required to be filed prior to the date of this Agreement. All such filings, declarations, listings, registrations, reports or submissions are, and were since filing, in compliance in all material respects with applicable Laws and all formal filing and maintenance requirements, and no deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions that have not been cured.

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(b) All preclinical and clinical studies, trials and investigations sponsored or conducted by the Company, or in which Products have been used, have been, and are being, conducted in material compliance with applicable Laws, and the rules, regulations and guidances of any applicable Governmental Body, including, as applicable, Good Laboratory Practices and Good Clinical Practices requirements, and federal and state Laws, rules, regulations and guidances restricting the use, transfer and disclosure of individually identifiable health information and human subject or patient clinical biological samples. As of the date of this Agreement, the Company has not received any written notices or other correspondence from any institutional review board (IRB), ethics committee, safety monitoring committee or the FDA or any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA with respect to any clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests and, to Knowledge of the Company, no such action has been threatened.

(c) The Company has not received any written notice from any Regulatory Authority withdrawing or placing any Product on “clinical hold” or requiring the termination or suspension or investigation of any pre-clinical studies or Clinical Trials sponsored or conducted by the Company, and there are no pending actions by any Regulatory Authority against or affecting the Company with respect to the Products or relating to or arising under any applicable Laws relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information. The Company has made available to Parent complete and correct copies of all adverse event reports, non-clinical safety reports and periodic adverse event reports, and all Regulatory Authority communications and documents submitted by the Company to or received by the Company from the FDA or any other Regulatory Authority, including inspection reports, warning letters and similar documents, relating to the Company, the conduct of the business of the Company or any Product.

(d) The Company has not, and no Company Service Provider at the direction of the Company has, (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes, or would have established at the time such statement was made, a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any Governmental Body to invoke any similar Law. The Company is not the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any Governmental Body to invoke any similar Law.

(e) The Company is in compliance and, during the past six years has been, in compliance in all material respects with all healthcare laws applicable to the operation of its business as currently conducted, including any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes. The Company is not subject to any enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under the FDCA or similar Law, and to the Company’s Knowledge no such enforcement, regulatory or administrative proceeding has been threatened.

(f) The Company has never been, and to the Company’s Knowledge, none of the Company Representatives (while employed or engaged by the Company) has ever been, (i) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b)), (ii) convicted of a crime for which a person can be debarred or (iii) indicted for a crime or otherwise engaged in conduct for which a person can be debarred or excluded from participating in any U.S. federal health care programs.

(g) Any manufacture of Product or other products used in any Clinical Trials by or on behalf of the Company has been conducted in material compliance with the applicable specifications and requirements of current Good Manufacturing Practices and all other applicable Laws. To the Knowledge

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of the Company, no Product nor other products used in any Clinical Trials by or on behalf of the Company has been adulterated or misbranded.

2.11 Material Contracts.

(a) Part 2.11(a) of the Company Disclosure Schedule lists each Contract in effect as of the date of this Agreement to which the Company is a party or by which any of its properties or assets are otherwise bound of the following categories (such Contracts required to be disclosed under Part 2.11(a) of the Company Disclosure Schedule, the “Material Contracts”):

(i) any Contract (or group of related Contracts) that require future payments by or to the Company in excess of $25,000 in any calendar year, including any Contract (or group of related Contracts) for the purchase or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services, in each case to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice;

(ii) (A) any Contract relating to the acquisition or disposition by the Company of any operating business or assets; (B) any Contract relating to the acquisition or disposition by the Company of any operating business or assets under which the Company has any executory covenants or indemnification or other obligations or rights (including put or call options); or (C) any Contract under which the Company has any indemnification obligations, other than any such Contracts entered into in the ordinary course of business (including, without limitation, clinical trial agreements, service agreements and research and development agreements with universities and other academic institutions);

(iii) (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (B) any Contract evidencing or relating to Debt of the Company or providing for the creation of or granting any Lien upon any of the property or assets of the Company (excluding Permitted Encumbrances); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of this Agreement (other than immaterial advances to employees and consultants in the ordinary course of business consistent with past practices) or (2) obligating or committing the Company to make any such loans or advances; and (D) any currency, commodity or other hedging or swap Contract;

(iv) (A) any Contract creating or purporting to create any partnership or joint venture or any sharing of profits or losses by the Company with any Third Party; or (B) any Contract that provides for “earn-outs” or other contingent payments by or to the Company;

(v) any collective bargaining agreement or similar Contract with any trade union, works council or other labor organization;

(vi) any Company Service Provider Agreement;

(vii) any Contract that is a settlement, conciliation, or similar agreement with any Governmental Body or other Person or that imposes any monetary or other material obligations upon the Company to any Governmental Body or other Person after the date of this Agreement;

(viii) any Contract under which any Governmental Body has any material rights;

(ix) (A) any Contract containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or, after the Closing, Parent or the Surviving Entity from engaging in any business or activity in any geographic area or other jurisdiction, other than in connection with this Agreement; (B) any Contract in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person or that is a requirements contract; (C) any Contract that includes minimum purchase conditions or

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other requirements, in either case that exceed $25,000 in any calendar year to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice; or (D) any Contract containing a “most-favored-nation,” “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;

(x) any Contract with a Major Supplier;

(xi) any Contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or markups related to the provision or resale of goods or services of the Company;

(xii) any Contract involving commitments to make capital expenditures or to Contract, purchase or sell assets involving $25,000 or more individually;

(xiii) any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which the Company is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property;

(xiv) any Inbound License, Outbound License, or Other IP Contract;

(xv) any power of attorney granted by the Company that is currently in effect; and

(xvi) any Contract not otherwise listed or required to be listed in Part 2.11(a) of the Company Disclosure Schedule that, if terminated, or if expired without being renewed, would have a Company Material Adverse Effect.

(b) With respect to each Material Contract listed in Part 2.11(a) of the Disclosure Schedule: (i) such Material Contract is binding and enforceable against the Company and, to the Company’s Knowledge, against each party thereto other than the Company, in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) the Company is not in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract, and, to the Company’s Knowledge, no other party to such Material Contract is in material breach or material default of such Material Contract. The Company has delivered or otherwise made available to Parent or its counsel true, correct and complete copy of each such Material Contract.

(c) As of the date of this Agreement, no Third Party to any Material Contract has indicated to the Company in writing or, to the Knowledge of the Company, orally that it desires to materially modify, renew, renegotiate or cancel any Material Contract to which it is a party.

2.12 Liabilities. The Company has no material Liabilities other than: (a) those specifically reserved or reflected in the Unaudited Financial Statements (including the notes thereto); (b) those incurred in the ordinary course of business, consistent with past practice, since the date of the Unaudited Balance Sheet (none of which arose out of, in connection with or as a result of any breach of Contract, tort, infringement of Intellectual Property or violation of Law, and none of which are, individually or in the aggregate, material to the business of the Company as presently operated); and (c) those incurred pursuant to performance of this Agreement. Part 2.12 of the Company Disclosure Schedule sets forth all of the Debt of the Company outstanding as of the date of this Agreement.

2.13 Compliance with Laws.

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(a) The Company is in material compliance with, and has been in material compliance with, applicable Laws, including those relating to employment, and the Company has not received any written notices of any violation with respect to such Laws.

(b) The Company holds all material permits, approvals, registrations, franchises, licenses, certificates, accreditations and other authorizations of all Governmental Bodies (collectively, “Permits”) required for the conduct of its business as presently conducted. As of the date of this Agreement, no written notices have been received by the Company alleging the failure to hold any Permit. The Company is in compliance in all material respects with all terms and conditions of all Permits which it may hold.

2.14 Certain Business Practices. Each of the Company, and the employees or other representatives of the Company (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has not made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) has not violated and is not violating any Anti-Corruption Laws; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false or fictitious entries on its accounting books and records; (f) has not made, and is not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (g) has not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.

2.15 Tax Matters.

(a) The Company has duly and timely filed all Tax Returns required to filed by or on behalf of the Company under applicable Laws. All such Tax Returns are true, correct and complete in all material respects, and have been prepared in compliance with applicable Law. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return that has not been filed. There are no Liens for Taxes (other than statutory liens for current Taxes not yet due and payable) upon any of the assets of the Company.

(b) The unpaid Taxes of the Company (i) did not, as of the Unaudited Balance Sheet Date, exceed the amount of any reserves or accruals specifically identified for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto), and (ii) do not exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Unaudited Balance Sheet Date, the Company has not incurred any Liability for Taxes outside the ordinary course of business.

(c) Except as set forth in Part 2.15(c) of the Company Disclosure Schedule, there is no past, pending or threatened action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute associated with any Tax Return that has been or is being conducted by a Governmental Body. Except as set forth in Part 2.15(c) of the Company Disclosure Schedule, the Company has not received from any Governmental Body (including jurisdictions where the Company has not filed Tax Returns) any written (or, to the Company’s Knowledge, oral): (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Except as set forth in Part 2.15(d) of the Company Disclosure Schedule, the Company has withheld or collected and properly reported and timely paid over to the appropriate Governmental Body all Taxes required to have been withheld or collected, reported and paid in connection

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with any amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, or other Third Party, and has timely filed all withholding and information Tax Returns (including IRS Forms W-2, 1099 and 1042) for all periods through and including the Closing Date. All persons who have provided services to the Company that have been classified by the Company as independent contractors for Tax purposes were properly so classified.

(e) The Company has not ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. The Company has not consummated or participated in, nor is it currently participating in, any transaction which was or is a “reportable transaction” as defined in Section 6707A(c)(1) of the Code or the Treasury Regulations promulgated thereunder, or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law. The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could reasonably be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. applicable Law.

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) change in, or improper, method of accounting or otherwise (including as a result of the transactions contemplated by this Agreement) for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable state, local or non-U.S. Law) executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); or (v) any prepaid amount or deferred revenue received on or prior to the Closing Date.

(h) The Company has delivered or made available to Parent complete and accurate copies of all income, sales and use and other material Tax Returns for all taxable periods remaining open under the applicable statute of limitations, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company. Part 2.15(h) of the Company Disclosure Schedule sets forth each jurisdiction where the Company will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid. The Company has not received or requested any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Body). No power of attorney with respect to Taxes has been granted with respect to the Company.

(i) The Company is not a party to any agreement with any Third Party relating to allocating, indemnifying or sharing the payment of, or Liability for, Taxes. The Company has never been a member of a group filing a consolidated, combined, or unitary income Tax Return. The Company does not have any Liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law); (ii) as a transferee or successor; (iii) by Contract, or (iv) by operation of Law or otherwise.

(j) Except as set forth in Part 2.15(j) of the Company Disclosure Schedule, the Company does not have, and never have had, any direct or indirect interest in any trust, joint venture, partnership, corporation, limited liability company, or other business entity for U.S. federal income Tax purposes (including a Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes). The Company uses the accrual method of accounting for income Tax purposes.

(k) No claim has ever been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company is not subject to Tax in any jurisdiction outside of the United States by virtue of

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having employees, a permanent establishment, an office or fixed place of business, or other contacts with such jurisdiction.

(l) Part 2.15(l) of the Company Disclosure Schedule lists each Tax holiday or incentive to which the Company is entitled, the period for which such Tax incentive applies, and the nature of such Tax incentive. The Company is in material compliance with the requirements for any applicable Tax holidays or incentives, and no such Tax holidays or incentives will terminate or be subject to repayment, recapture or clawback because of the transactions contemplated by this Agreement.

(m) No share of Company Capital Stock is a “covered security” within the meaning of Section 6045(g) of the Code. A valid and timely election under Section 83(b) of the Code was made for each share of Company Capital Stock that was issued in connection with the performance of services and that is or was subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. The Company has delivered to Parent true, correct, and complete copies of all election statements under Section 83(b) of the Code received by the Company in accordance with Treasury Regulation Section 1.83-2(d), together with evidence of timely filing of such election statements with the appropriate IRS office.

(n) The Company has collected, remitted and reported to the appropriate Governmental Body all sales, use, value added, excise and similar Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws. The Company has complied in all material respects with all applicable Laws relating to record retention (including to the extent necessary to claim any exemption from Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

(o) Except as set forth in Part 2.15(j) of the Company Disclosure Schedule, the Company has not availed itself of any Tax relief pursuant to any Pandemic Response Laws that could reasonably be expected to impact the Tax payment and/or reporting obligations of the Company after the Closing Date.

(p) The Company is and has always been treated as a corporation under Subchapter C of the Code for U.S. federal income Tax purposes, and has had comparable status under any applicable Law of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return.

(q) Nothing in this Section 2.15 shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss carryforward attributable to any period before the Closing Date or other Tax asset or attribute of the Company in any taxable period (or portion thereof) beginning after the Closing Date or (ii) any Tax position that Parent or its Affiliates may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

2.16 Employee Benefit Plans.

(a) Part 2.16(a) of the Company Disclosure Schedule sets forth a list of all Company Plans (including representative forms of individual restricted stock/share agreements).

(b) With respect to each Company Plan and Company Service Provider Agreement, the Company has delivered or otherwise made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of any written Company Plan and Company Service Provider Agreement and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Company Plan or Company Service Provider Agreement, and written summaries of the material terms of all unwritten Company Plans and Company Service Provider Agreements; (ii) the three most recent Annual Reports (Form 5500 Series or otherwise in a form in accordance with applicable Law) including all applicable schedules, if any, for each Company Plan or Company Service Provider Agreement that is subject to such reporting requirements; (iii) the current summary plan description and any summaries of material modifications thereto, if any, or any written summary provided to participants

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with respect to any plan or agreement for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, and any pending applications for a determination or opinion letter; (v) all non-discrimination testing for the three most recent completed plan years, (vi) all Section 83(b) elections filed pursuant to the Code, (vii) all employee handbooks, and (viii) all written correspondence given to such Company Plan or Company Service Provider Agreement, the Company or any Company ERISA Affiliate by any Governmental Body (including any foreign Governmental Body responsible for the regulation of such Company Plan or Company Service Provider Agreement) during the three years preceding the date of this Agreement relating to such Company Plan or Company Service Provider Agreement or provided to any such entity by the Company Plan or Company Service Provider Agreement, the Company or a Company ERISA Affiliate during the three years preceding the date of this Agreement with respect to such Company Plan or Company Service Provider Agreement.

(c) In all material respects, each Company Plan and Company Service Provider Agreement has been established, funded and maintained in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA and the Code. Any Company Plan intended to be qualified under Section 401(a) of the Code and any trust intended to qualify under Section 501(a) of the Code are so qualified and have received a determination letter from the IRS to the effect that they meet the requirements of Section 401(a) of the Code and Section 501(a) of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Plan or Company Service Provider Agreement that would reasonably be expected to result in any Liability to the Company or any Company ERISA Affiliate. There are no Legal Proceedings or claims pending, or, to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) with respect to any Company Plan or Company Service Provider Agreement. There are no audits, inquiries, investigations or proceedings pending or, to the Company’s Knowledge, threatened by any Governmental Body with respect to any Company Plan or Company Service Provider Agreement. None of the Company nor any Company ERISA Affiliate is subject to any penalty or Tax with respect to any Company Plan or Company Service Provider Agreement under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Company ERISA Affiliate have timely made all contributions, distributions, reimbursements and payments that are due with respect to each Company Plan and Company Service Provider Agreement, and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued with respect to each Company Plan. Each Company Plan and Company Service Provider Agreement can be amended, terminated or otherwise discontinued at any time in accordance with its terms, without Liability to Parent, the Company or any Company ERISA Affiliate (other than ordinary administration expenses).

(d) Except as set forth in Part 2.16(d) of the Company Disclosure Schedule, no payment or benefit which will or may be made with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) in connection with the consummation of the Merger (either alone or in combination with any other event) will be characterized as a parachute payment within the meaning of Section 280G(b)(2) of the Code.1 There is no Contract, agreement, plan or arrangement to which the Company nor any Company ERISA Affiliates is bound to provide a gross-up or otherwise reimburse any employee or consultant for any taxes. Neither the execution or delivery of this Agreement nor the consummation of the Merger, either alone or in combination with any other event, will increase the benefits or compensation payable under any Company Plan or any Company Service Provider Agreement or to any current or former director, officer, employee or other individual service provider of the Company, or will result in any acceleration of the time of payment, funding or vesting of any benefits or compensation under any Company Plan or any Company Service Provider Agreement or for any current or former director, officer, employee or other individual service provider of the Company.

(e) No Company Plan or Company Service Provider Agreement is, and neither the Company nor any Company ERISA Affiliate has or has ever sponsored, maintained contributed to, been

[1]	Note to Company: Please provide 280G analysis.

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required to contribute to or had or has any obligations or Liability (current or contingent) under or with respect to any plan that is or was (i) subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “funded welfare plan” within the meaning of Section 419 of the Code, (iv) a “multiple employer welfare arrangement” (as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA)); (v) a multiple employer plan or to any plan described in Section 413 of the Code, or (vi) a self-insured plan that provides benefits to employees, directors, consultants or independent contractors. Neither the Company nor any Company ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Plan in which stock of the Company or any Company ERISA Affiliate is or was held as a plan asset. The Company and the Company ERISA Affiliates have complied and are in compliance with COBRA. The Company has no current or contingent Liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(f) No Company Plan or Company Service Provider Agreement promises or provides, nor does the Company or any Company ERISA Affiliate have any Liability or obligation to provide, post-termination or post-employment payments (whether of severance pay, change of control or otherwise)with respect to any Person except as required by applicable Law.

(g) Each Company Plan, Company Service Provider Agreement, employment agreement, or other compensation arrangement of the Company that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance with Section 409A of the Code and the regulations thereunder. Each stock option has been granted with an exercise price equal to fair market value on the date of grant (or repricing, as the case may be) and is not subject to taxation under Section 409A of the Code. The Company does not have any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code. Each Company Option is exempt from the requirements of Section 409A.

(h) No Company Plan or Company Service Provider Agreement is, and neither the Company nor any Company ERISA Affiliate has or has ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or Liability (current or contingent) under or with respect to any Foreign Benefit Plan.

2.17 Employee Matters.

(a) The Company has provided to Parent a complete and correct list, as of the date of this Agreement, of all current Company Service Providers which sets forth the following information with respect to each, as applicable: (i) name (or identification number, if required by applicable Law), (ii) status as an employee, consultant, independent contractor, advisor, director, or individual service provider; (iii) title or position, (iv) the entity or entities by which such individual is employed or engaged, (v) hire date, (vi) current annual or hourly base compensation or retention rate, (vii) target bonus or incentive compensation rates for current fiscal year, and similar incentive compensation paid for immediately prior fiscal year, (viii) accrued but unused vacation or paid time off, (ix) active or inactive status and, if applicable, the reason for inactive status, (x) accrued but unused sick days; (xi) full-time or part-time status, (xii) exempt or non-exempt status; and (xiii) employment or engagement location.

(b) The Company: (i) is, and at all times has been, in compliance with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body, relating to employment and employment practices, including, but not limited to those related to terms and conditions of employment, payment of wages, pay equity, hours of work, employment taxes and withholdings, discrimination, worker classification (including the proper classification of workers as employees or independent contractors and/or consultants), labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge, or other violation of the rights of any prospective employees or Company Service Providers; (ii) has withheld and reported all amounts required by any Law or Contract to be withheld and reported with

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respect to wages, salaries, compensation and other payments to any Company Service Provider; and (iii) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Service Provider (other than routine payments to be made in the normal course of business). The Company has not effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or any similar Law, the “WARN Act”) or any other action that did or could have reasonably required advance notice under the WARN Act.

(c) The Company is not and has never been a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union, labor organization, works council or similar body, nor is any such Contract or agreement presently being negotiated, nor, to the Company’s Knowledge, is there, nor has there ever been, a representation campaign or organizing activity with respect to any Company Service Providers. Neither the Company nor any of its representatives, employees or Company Service Providers has committed or engaged in any unfair labor practice in connection with the operation of the business of the Company. There are no, nor have there ever been, any Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated, relating to employment and employment practices, including, but not limited to, any collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statutes or regulations, privacy rights, labor disputes, workers’ compensation, safety, retaliation, harassment, immigration, discrimination, retaliation, harassment, or any other matter involving any applicant for employment or Company Service Provider.

(d) No Company Service Provider has provided notice to the Company of his, her or its intent to terminate his, her, or its relationship with the Company, and to the Company’s Knowledge, no Company Service Provider intends to terminate his, her, or its relationship with the Company following the Closing.

(e) The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of all Company Service Providers.

(f) Except as set forth in Part 2.15(f) of the Company Disclosure Schedule, the employment, engagement, or service relationship of each current Company Service Provider is terminable at-will by the Company without any penalty, Liability, advance notice requirement, or severance obligation.

(g) No allegations of harassment, sexual harassment, discrimination, retaliation, or similar misconduct have been made against any Company Service Provider. The Company has not terminated any Company Service Provider as a result of any allegations of harassment, sexual harassment, discrimination, retaliation, or similar misconduct related. The Company has not entered into any settlement discussions or settlement agreement or conducted any investigation related to allegations of harassment, sexual harassment, discrimination, retaliation, or similar misconduct by any Company Service Provider or other representative of the Company. To the extent required by applicable Law, the Company has established and distributed to all of its Company Service Providers a policy against harassment and a complaint procedure, and it has required all Company Service Providers to undergo anti-harassment training

(h) No Company Service Provider could be deemed to be a misclassified employee of the Company pursuant to applicable Law. The Company does not have any Liability as a result of the failure to properly classify any current or former independent contractor, consultant, or advisor as an employee of the Company. The Company is, and at all times has been, in compliance with all Contracts, Company Service Provider Agreements, and any other obligations due to or in connection with any Company Service Provider. There are no sums owing to any Company Service Provider, other than earned and accrued compensation and reimbursements of expenses and fees for the applicable current work period.

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2.18 Environmental Matters. The Company is and for the past six years has been in material compliance with all applicable Environmental Laws. During the past six years (or earlier if unresolved), the Company has not received any written notices, demand letters or requests for information from any Governmental Body or any other Person indicating that the Company is or may be in violation of, or may be liable under, any Environmental Law, and the Company is not subject to any pending or, to Company’s Knowledge, threatened action or investigation by any Governmental Body under any Environmental Law. To the Company’s Knowledge, no current or prior owner of any property leased or controlled by the Company has received any written notice from a Governmental Body or any other Person during the past six years (or earlier if unresolved) that alleges that such current or prior owner or the Company is materially violating or has materially violated, or is liable under any Environmental Law. The Company is and for the past six years has been in compliance in all material respects with, and has no material liability under, any provisions of leases relating in any way to any Environmental Laws or to the use, management, handling, disposal or release of Hazardous Substances under such leases. All Environmental Permits, if any, required to be obtained and maintained by the Company under any Environmental Law in connection with its operations as they have been or are currently being conducted, including those relating to the management of Hazardous Substances, have been obtained and maintained by the Company, are in full force and effect, and the Company is and for the past six years has been in material compliance with the terms thereof. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, handled, released or exposed any Person to any Hazardous Substances on, in or under any real property, or owned or operated any property contaminated by any such Hazardous Substances, in each case that has resulted in or would result in liability to the Company under Environmental Laws. The Company has delivered or otherwise made available to Parent or its counsel copies of any environmental investigation, study, test, audit, review or other analysis in its possession in relation to the current or prior business or real properties of the Company.

2.19 Insurance. The Company has the insurance of the types and in the amounts set forth in Part 2.19 of the Company Disclosure Schedule (the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. There is no material claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company is in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.20 Legal Proceedings; Orders. There is no pending and has never been any Legal Proceeding, and, to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding: (a) that involves the Company or any of the assets owned or used by the Company or any Person whose Liability the Company has retained or assumed, either contractually or by operation of law; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. There is no order, writ, injunction, judgment or decree to which the Company, any of the assets owned or used by the Company, or any of the Company’s officers or directors (in their respective capacities as such), is subject.

2.21 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, and (c) recommended the adoption of this Agreement by the Company Stockholders and directed that this Agreement be submitted for consideration by the Company Stockholders by written consent. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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2.22 Vote Required.

(a) The affirmative vote or written consent of (i) the holders of a majority of the outstanding Preferred Stock voting together on an as-converted basis, (ii) the holders of a majority of the Series A Preferred Stock and the Series Seed-2 Preferred Stock voting together on an as-converted basis, and (iii) the holders of a majority of the outstanding Company Capital Stock voting together on an as converted-basis (the “Required Company Stockholder Vote”) are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the other transactions contemplated by this Agreement. The Required Company Stockholder Vote has been obtained prior to the date of this Agreement in accordance with the requirements of Section 228 of the DGCL.

(b) In connection with the Required Company Stockholder Vote, the Company (i) prepared an information statement accurately describing this Agreement, the Merger and the other transactions contemplated by this Agreement and the provisions of Section 262 of the DGCL (the “Information Statement”) and (ii) provided Parent a true, complete and correct copy of the Information Statement. The information furnished in any document mailed, delivered or otherwise furnished to Company Stockholders in connection with the solicitation of their consent to, and adoption of, this Agreement and the approval of the principal terms of the Merger and the other transactions contemplated by this Agreement, including the statements in the Information Statement, complied in all material respects with applicable Law.

2.23 Non-Contravention; Consents. With respect to clauses (b) and (c) only, except for violations and defaults that would not reasonably be expected to be material to the Company, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not cause a: (a) violation of any of the provisions of the Company Charter or the bylaws of the Company; (b) violation by the Company of any Law applicable to the Company; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of the Company under, result in a material modification or termination under, or give to others any rights of termination, modification, acceleration, reacquisition, transfer or cancellation of, or result in the creation of a Lien on, any of the properties or assets of the Company, including any Company Intellectual Property (other than a Permitted Encumbrance) pursuant to, any Material Contract. Except as may be required by the DGCL, the Company is not required to obtain any Consent from any Governmental Body or party to a Material Contract at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger.

2.24 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.25 Major Suppliers. Part 2.25 of the Company Disclosure Schedule sets forth a complete and accurate list of the top 10 suppliers of goods or services to the Company (based on the amount paid by the Company to that supplier since the Audited Balance Sheet Date) (each, a “Major Supplier”), together with the amount paid during such period. The Company is not engaged in any dispute with any Major Supplier and, to the Company’s Knowledge, no Major Supplier intends to terminate, limit or reduce its business relations with the Company. Except as set forth in Part 2.25 of the Company Disclosure Schedule, no Major Supplier has terminated or reduced its relationship with the Company since the Audited Balance Sheet Date. To the Knowledge of the Company, the relationships of the Company with their customers, suppliers and subcontractors and with manufacturers are satisfactory.

2.26 Related Party Transactions. Except as set forth in Part 2.26(a) of the Company Disclosure Schedule, there are no obligations of the Company to, or Contracts with, current or former officers, directors, stockholders or employees of the Company or their respective Affiliates or family members other than (a) for payment of ordinary course salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company, and (c) benefits due under Company Plans, Company Service Provider Agreements and ordinary course fringe benefits not required to be listed on Part 2.16(a) of the Company Disclosure Schedule (each Contract required to be set

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forth on Part 2.26 of the Company Disclosure Schedule, an “Affiliated Agreement”). To the Company’s Knowledge, no officer, director or employee of the Company or Company Stockholder is directly interested in any Material Contract. Except as set forth in Part 2.26 of the Company Disclosure Schedule, neither the Company nor any of its Affiliates, directors, officers or employees of the Company possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any entity that is a material supplier, contractor, lessor, lessee or competitor of the Company.

2.27 Disclosure. No representation or warranty of the Company contained in this Agreement, as qualified by the Company Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

2.28 Acknowledgement Regarding Representations. The representations and warranties of each of Parent and Merger Sub set forth in this Agreement constitute the sole and exclusive representations and warranties of each of Parent and Merger Sub in connection with the transactions contemplated hereunder and Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub and, except for the representations and warranties set forth in this Agreement, and Company is not relying, and Company has not relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, except as specifically contained in Section 3, neither Parent nor Merger Sub makes any representations or warranties relating to (i) the operation of the Company by Parent after the Closing or (ii) the probable success or profitability of the Company or any Product after the Closing.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, except as disclosed in the Parent SEC Reports filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), as of the date hereof and the Closing Date (in each case, unless the representation or warranty speaks expressly as of a particular date, in which case it is true and correct only as of such date), as follows:

3.1 Due Incorporation; Subsidiaries. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have all necessary corporate power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and the Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent, Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Capitalization. As of the close of business on the last trading day before the date of this Agreement, the number of issued and outstanding shares of capital stock of the Parent is 29,455,668.

3.4 Non-Contravention; Consents. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) cause a violation by Parent or Merger Sub of any Law applicable to

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Parent or Merger Sub, except as would not reasonably be expected to materially and adversely impact Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby, or (c) other than with respect to the Oxford Loan, cause a default on the part of Parent or Merger Sub under any material contract of Parent or Merger Sub, except as would not reasonably be expected to materially and adversely impact Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby. Except as may be required by the DGCL or the Oxford Loan, neither Parent nor Merger Sub is required to obtain any Consent from any Governmental Body or party to a material contract of Parent or Merger Sub at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Merger.

3.5 Litigation. As of the date of this Agreement, there is no Legal Proceeding pending (or, to the knowledge of Parent or Merger Sub, being threatened) against Parent or Merger Sub challenging the Merger.

3.6 Merger Sub. Merger Sub (a) was incorporated solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by this Agreement.

3.7 No Parent Vote Required. No vote or other action of the stockholders of Parent is required by applicable Law, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Parent or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

3.8 Issuance of Shares. The shares of Parent Common Stock issuable in connection with the Merger, when issued by Parent in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company herein, will be duly issued, fully paid and non-assessable.

3.9 SEC Filings. Since January 1, 2021, Parent has filed or furnished (as applicable) on a timely basis all forms, reports and documents (including all exhibits, schedules and annexes thereto) required to be filed with or furnished to the SEC under applicable Law, including any amendments or supplements thereto (collectively, together with all documents filed on a voluntary basis on Form 8-K and together with all documents and information incorporated by reference therein, the “Parent SEC Reports”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Reports at the time they were filed, or, if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Reports.

3.10 Acknowledgement Regarding Representations. The representations and warranties of the Company set forth in this Agreement constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereunder and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and, except for the representations and warranties set forth in this Agreement, and neither Parent nor Merger Sub is relying, and neither Parent nor Merger Sub has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

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SECTION 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access. During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.1 (the “Pre-Closing Period”), the Company shall afford to the officers, employees and authorized representatives of Parent (including independent public accountants, financial advisors, environmental consultants and attorneys) reasonable access under the supervision of appropriate personnel of the Company during normal business hours (and subject to receipt of reasonable notice) to the offices, properties, employees and other service providers, and scientific, business and financial records of the Company to the extent Parent shall deem necessary or desirable and shall furnish to Parent or their authorized representatives such additional information concerning the assets, properties, operations and business of the Company as shall be reasonably requested, including all such information reasonably requested by Parent as shall be necessary to enable Parent or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the Company contained in this Agreement have been complied with and to determine whether the conditions set forth in Section 6 have been satisfied. Parent agrees that such investigation shall be conducted in such a manner as to not interfere unreasonably with the operations of the Company. No investigation made by Parent or its representatives shall affect the representations and warranties of the Company hereunder.

4.2 Conduct of the Business of the Company. During the Pre-Closing Period, except (x) to the extent necessary to comply with the Company’s obligations under this Agreement, (y) as necessary to ensure that the Company complies with applicable Laws, or (z) with Parent’s consent: (i) the Company shall (A) carry on the Company’s business in the ordinary course, (B) preserve substantially intact the Company’s present business organization, (C) preserve the Company’s material relationships with suppliers, distributors, licensors, licensees and others to whom the Company has contractual obligations, and (D) file material Tax Returns and pay all Taxes when due; and (ii) the Company shall not:

(a) change or amend the Company Charter, the Company’s bylaws, the Company Investor Agreements or authorize or propose the same;

(b) split, combine or reclassify any of its capital stock (except in connection with the conversion of Company Preferred Stock to Company Common Stock or the exercise of Company Options); issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; declare, set aside, or pay any dividend or make any distribution (whether in cash or in kind) with respect to any of its capital stock, membership interest or other equity interests (as applicable) or redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock, membership interests or other equity interests (as applicable);

(c) issue, deliver, transfer or sell, or authorize to issue, deliver, transfer or sell, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, calls, conversion rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or authorize or propose any change in its equity capitalization or capital structure; provided, however, that (i) the Company may issue shares of Company Common Stock in connection with the exercise of Company Options or other rights for Company Common Stock outstanding as of the date of this Agreement, including any “net exercise” automatically implemented pursuant to Section 1.6 of this Agreement, and (ii) the Company may issue shares of Company Capital Stock in connection with the conversion of Company Preferred Stock outstanding as of the date of this Agreement;

(d) enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Debt in bankruptcy or other similar Laws now or hereafter in effect;

(e) fundamentally alter through liquidation, reorganization, restructuring or otherwise its corporate structure, including through reincorporation into a state that is not Delaware;

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(f) incur any Debt for borrowed money, or guarantee any such Debt, or issue or sell any debt securities or guarantee any debt securities of others;

(g) make any capital expenditures, capital additions or capital improvements, in excess of (x) $25,000 individually or (y) $50,000 in the aggregate (other than in accordance with the budget for capital expenditures previously made available to Parent);

(h) knowingly waive any material right of the Company under any Material Contract;

(i) establish or acquire any Subsidiary;

(j) acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any entity;

(k) (A) initiate any new line of business, (B) make any loan or capital contribution to any Person (other than business-related advances to its employees in the ordinary course of business consistent with past practice) or (C) otherwise acquire or agree to acquire any securities or assets that are material, individually or in the aggregate, to the Company;

(l) terminate, cancel, amend, waive, modify or fail to maintain, renew or comply with any material Permit;

(m) sell, assign, lease (as lessor), license, transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Lien (other than Permitted Encumbrances) on, any of its assets;

(n) (i) sell, assign, transfer, license, abandon or otherwise dispose of any Company Intellectual Property, or (ii) acquire, in-license or otherwise obtain any right, title or interest in or to any pending or issued Patents, inventions, patent disclosures or other material Intellectual Property from any other Person (other than, with respect to each of clauses (i) and (ii), immaterial non-exclusive licenses, material transfer agreements, or clinical trial agreements, in each case, entered into in the ordinary course of business, and, as applicable, the Company’s form agreement(s), provided that any Intellectual Property arising from any such form agreement will be solely owned by the Company), or (iii) acquire, in-license, file any patent application for, or otherwise obtain any right, title or interest in or to any Patent relating to the Products;

(o) enter into any Material Contract, amend or modify in any material respect any Material Contract or terminate any Material Contract;

(p) enter into any Affiliate Agreement, amend or modify in any respect any Affiliate Agreement or terminate any Affiliate Agreement, unless otherwise required pursuant to the terms of this Agreement;

(q) make, revoke, or change any election in respect of Taxes, change an annual Tax accounting period, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, file any Tax Return outside the ordinary course of business or otherwise in a manner inconsistent with past practice, enter into any closing agreement or other Contract with respect to Taxes with any Governmental Body, enter into any Tax sharing or similar agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), settle or compromise any claim or assessment in respect of Taxes, surrender or abandon any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes or take any similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of Parent or its Affiliates (including the Company) for any taxable period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;

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(r) make, or amend, any filings with the FDA or any other Regulatory Authority performing functions similar to those performed by the FDA, related to a Product;

(s) (i) adopt, establish, enter into, amend or terminate any Company Plan or Company Service Provider Agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan or Company Service Provider Agreement if it were in existence as of the date of this Agreement (except for amendments to be required to comply with applicable Law), (ii) increase the compensation or fringe benefits (including incentive compensation, severance, termination, retention and change of control compensation or benefits) of, or grant any bonus or other incentive compensation to, any Company Service Provider, (iii) grant any severance, termination pay, retention pay, or change of control compensation or benefits to any Company Service Provider, (iv) terminate the employment or engagement of any Company Service Provider other than for cause or (v) hire or engage any new Company Service Provider;

(t) waive, release, assign, compromise, commence, settle or agree to settle any Legal Proceeding, other than waivers, releases, compromises or settlements in the ordinary course of business consistent with past practice that (i) involve only the payment of monetary damages not in excess of (x) $10,000 individually or (y) $25,000 in the aggregate and (ii) do not include the imposition of equitable relief on, or the admission of wrongdoing by, the Company; or

(u) agree or commit to take any of the actions described in clauses above in this Section 4.2.

Notwithstanding the foregoing, Parent and Merger Sub acknowledge and agree that nothing contained in this Agreement shall give Parent or its Affiliates, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.

4.3 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, and shall cause its officers, directors or employees, investment bankers, attorney and other advisors and representatives retained by it to not (i) solicit, initiate, discuss or knowingly encourage or facilitate the submission of any Takeover Proposal by any Person, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or is reasonably expected to lead to, any Takeover Proposal by any Person or (iii) enter into any agreement, arrangement, understanding or other Contract with any Person relating to a Takeover Proposal or the terms of which require it to abandon or terminate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company, acting on behalf of, and with the authorization of, the Company, shall be deemed to be a breach of this Section 4.3(a) by the Company.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner materially adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, or (ii) approve or recommend any Takeover Proposal.

In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3, the Company promptly (and in all events within 24 hours) shall advise Parent orally and in writing of any request by any Person to the Company for nonpublic information that the Company reasonably believes is likely to lead to a Takeover Proposal or of any Takeover Proposal submitted to the Company, or any inquiry by any Person directed to the Company with respect to or which the Company reasonably believes is likely to lead to any Takeover Proposal and the material terms and conditions of such request or inquiry, including the identity of the party making such Takeover Proposal, and shall promptly provide Parent with a true, correct and complete copy of any Takeover Proposal that is received by the Company or on its behalf;

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provided, however, that if any of the foregoing information would represent confidential information pursuant to an agreement entered into prior to the date hereof, the Company shall convey only such portion(s) of such information that would not result in a breach of such agreement. The Company shall, promptly after the execution of this Agreement, request the return or destruction of any Company confidential information shared in connection with any terminated discussions or negotiations with respect to any Takeover Proposal. The Company shall (and shall cause its Affiliates and its and their respective representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent or an Affiliate of Parent) conducted heretofore with respect to any Takeover Proposal.

4.4 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or any Ancillary Agreements, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

4.5 Regulatory Meetings. From and after the date of this Agreement through the Closing Date, the Company shall provide Parent with advance notice of all meetings, conferences, and discussions scheduled with Regulatory Authorities concerning any regulatory matters relating to a Product not later than five days after the Company receives notice of the scheduling of such meeting, conference, or discussion. Parent shall be entitled to have reasonable representation present at all such meetings; provided, however, that (a) the Company shall not, at any time following the date of this Agreement, request any meeting regarding a Product with any Regulatory Authority, (b) the Company shall not accept any such meetings without prior approval of Parent and (c) the Company shall not attend any meetings with Regulatory Authorities regarding a Product without participation of Parent in such meeting. The Company and Parent shall use reasonable efforts to agree in advance on the scheduling of such meetings, conferences and discussions with any Regulatory Authority and on the agenda and objectives to be accomplished at any such meetings, conferences and discussions. Each party shall provide all such assistance as is reasonably requested by the other in the preparation and conduct of any such meetings, conferences and discussions, including any inspections by Regulatory Authorities with respect to a Product.

4.6 Termination of Affiliated Agreements. Prior to or contemporaneously with the Closing, the Company shall agree to the termination of, and shall use its reasonable best efforts to cause any counterparty to terminate, all Affiliated Agreements set forth on Schedule 4.6 hereto pursuant to the resolutions set forth in the Written Consent (effective as of the Closing).

4.7 Audit and Preparation of Company Financial Statements. The Company shall use its reasonable best efforts to assist Parent in the preparation and filing of Current Reports on Form 8-K for Parent containing the information required therein, including the audited and unaudited financial statements of Parent required by Rule 3-05 of Regulation S-X of the SEC together with the unqualified audit opinion of KPMG LLP and the consent of KPMG LLP and the pro forma financial information with respect to the transactions contemplated by this Agreement to the extent required by Article 11 of Regulation S-X of the SEC (the “Acquisition Financials”). The Acquisition Financials shall present fairly in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and consolidated cash flows of the Company for the periods covered thereby, as applicable.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Section 280G. The Company shall (i) secure from any Person who is a “disqualified individual”, as defined in Section 280G of the Code, and who has a right to any payments and/or benefits or potential right to any payments and/or benefits in connection with the consummation of the Merger that would be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s rights to any such payments and/or benefits applicable to such Person to the extent that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”) and (ii) submit for approval

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by the Company Stockholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code (such vote, the “280G Stockholder Vote”). The Company shall not pay any of the Waived 280G Benefits if such approval by the Company Stockholders as contemplated above is not obtained. Prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent that a vote of the Company Stockholders was received in conformance with Section 280G of the Code and the regulations thereunder, or that such requisite stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided. Not less than three Business Days before taking such actions, the Company shall deliver to Parent for review and comment copies of any documents or agreements necessary to effect this Section 5.1, including, but not limited to, any stockholder consent form, disclosure statement, or waiver, and the Company shall incorporate all comments received from Parent on such documents or agreements.

5.2 Regulatory Filings; Reasonable Best Efforts.

(a) Upon the terms and conditions set forth herein, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the Merger and other transactions contemplated hereby in accordance with the terms hereof. Without limiting the generality of the foregoing, the Company shall use commercially reasonable efforts to obtain all consents and waivers with respect to (i) the Contracts entered into by the Company and (ii) all other Contracts as reasonably requested by Parent, in each case, that are reasonably required to be obtained from parties to such Contracts to which the Company is a party in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Notwithstanding the foregoing, Parent shall not be required to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, or restrict the ownership or operation of any assets or businesses of the Company or of Parent or any of its Affiliates or Subsidiaries. The parties hereto acknowledge and agree that the obligations of Parent shall not include any requirement of Parent to defend any proceeding challenging this Agreement or the consummation of the transactions contemplated hereby.

5.3 Indemnification of Officers and Directors.

(a) During the period ending six (6) years after the Effective Time, Parent will ensure that the Surviving Entity fulfills its obligations to the present and former members of the Company’s Board of Directors and present and former officers of the Company (each, a “D&O Indemnified Person”) pursuant to the terms of the Company Charter and the Company’s bylaws (as in effect on the date of this Agreement) and as provided in those indemnification agreements between the Company and such D&O Indemnified Persons (as in effect on the date of this Agreement) listed in Schedule 5.3 and in the forms made available by the Company to Parent prior to the date of this Agreement (the “Indemnification Agreements”), in each case subject to the terms, conditions and limitations thereof. The foregoing obligations shall survive the Merger and shall be observed by the Surviving Entity to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 5.3(a) and the indemnification rights provided under this Section 5.3(a) until disposition of such claim.

(b) Prior to the Closing, the Company shall purchase an extended reporting period endorsement (the “Tail D&O Policy”) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers on terms reasonably acceptable to Parent that shall provide such directors and officers with coverage for six years following the Effective Time that provides at least the same coverage in scope and amount as the existing coverage and have other terms not materially less favorable in the aggregate to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company and 100% of any premiums with respect to such

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Tail D&O Policy shall be paid by the Company (and shall be deemed a Closing Date Transaction Expense). After the Effective Time, Parent shall and shall cause the Surviving Entity to maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) In the event that Parent, the Company or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent, the Company or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.3.

(d) The provisions of this Section 5.3 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns, heirs, and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by Contract or otherwise. This Section 5.3 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected D&O Indemnified Person.

5.4 Disclosure. Parent shall be permitted to make or issue public announcements, statements, disclosures or press releases in its reasonable discretion, including any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases. Neither the Company (during the Pre-Closing Period) nor any Participating Securityholder shall (and in the Pre-Closing Period the Company shall cause each Participating Securityholder to not) make or issue any public announcements, statements, disclosures or press releases relating to this Agreement. The Securityholders Representative shall not be permitted to make or issue any public announcements, statements, disclosures or press releases relating to this Agreement.

5.5 Tax Matters.

(a) The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns that are required to be filed by the Company (taking into account any extension properly obtained) on or before the Closing Date (each, a “Company Prepared Return”), and shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. All Company Prepared Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as otherwise required by applicable Law. At least 30 days prior to filing any such Tax Return that is an income or other material Tax Return, the Company shall submit a copy of each such Company Prepared Return to Parent for Parent’s review and will consider in good faith all reasonable comments timely received from Parent.

(b) Parent shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period that are required to be filed after the Closing Date (each, a “Parent Prepared Return”). All Parent Prepared Returns for taxable periods that end on or before the Closing Date shall be prepared in a manner consistent with the past practice of the Company to the extent consistent with applicable Law. In the event that any Parent Prepared Return that is an income Tax Return and shows any material Taxes may form the basis for a claim of indemnification pursuant to Section 8.1, Parent will submit such Parent Prepared Return to the Securityholders’ Representative for review at least ten days prior to the due date for filing such Parent Prepared Return, and will consider in good faith comments received in writing within five days after Parent’s delivery of a Parent Prepared Return to the Securityholders’ Representative; provided, however, that any failure by Parent to so submit a Parent Prepared Return shall not relieve the Participating Securityholders of any Liability for Taxes with respect to such Parent Prepared Return (except to the extent the Participating Securityholders are materially prejudiced by such failure). To the extent any Taxes shown on Parent Prepared Returns prepared in accordance with this Section 5.5(b) are subject to indemnification under Section 8.1, Parent shall be entitled to reimbursement from the Participating Securityholders (in accordance with their Pro Rata Share), or at the election of Parent, as an offset from the Deferred Merger Consideration

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or any Milestone Payment.

(c) After the Closing Date, Parent, the Company and the Securityholders’ Representative, respectively, shall inform the other parties hereto in writing of the commencement of any claim, audit, litigation, investigation, examination or other proceeding or self-assessment relating in whole or in part to Taxes of the Company (each a “Tax Claim”) for which Parent may be entitled to indemnity from the Participating Securityholders under this Agreement. Parent shall have the right to represent the interest of the Company in any and all Tax Claims and shall have sole discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to such Tax Claim; provided, however, that to the extent that any such Tax Claim is reasonably be expected to give rise to an indemnity obligation of the Seller, (i) Parent shall keep the Securityholders’ Representative reasonably informed concerning the progress of such Tax Claim, (ii) Parent shall provide the Securityholders’ Representative copies of all material correspondence and other documents relating solely to such Tax Claims, (iii) the Securityholders’ Representative shall have the right to participate (but not control) in any such Tax Contest and to employ counsel at its own expense of its choice (which counsel shall be reasonably acceptable to Parent) for purposes of such participation and (iv) Parent shall not resolve such Tax Claim without the consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Parent, the Company and their Affiliates, on the one hand, and the Securityholders’ Representative, on the other hand, shall cooperate in connection with the preparation and filing of Tax Returns, and any proceeding, investigation, audit or review by a Governmental Body with respect thereto or to Taxes owed by the Company for a Pre-Closing Tax Period. Such cooperation shall include the retention and, upon Parent’s request, the provision of records and information that are reasonably relevant to any such preparation, filing, proceeding, investigation, audit or review and access to employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Company, on the one hand, and the Securityholders’ Representative, on the other hand, agree to (to the extent applicable) (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Body and (ii) use commercially reasonable efforts to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Parent and the Securityholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records; provided, however, neither Parent nor any of its Affiliates (which will include the Surviving Entity following the Closing) shall have any obligations or responsibilities with respect to such matters addressed in clause (i) of this sentence (other than with respect to agreements entered into with a Governmental Body) beyond those set forth under Parent’s general policy on records retention. Prior to the Closing, the Company and the Securityholders’ Representative agree to cooperate with Parent and provide any relevant information requested by Parent that is reasonably necessary for Parent to determine the limitations, if any, on the Company’s Tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Company. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Securityholders’ Representative be entitled to review or otherwise have access to any Tax Return, or information related thereto, of Parent or its Affiliates (other than income Tax Returns of the Company for taxable periods ending on or prior to the Closing Date).

(e) The Participating Securityholders shall pay all sales, use, value added, transfer, stamp, registration, documentary, conveyance, recording, excise, real property transfer or gains, or similar Taxes and charges for or in connection with the recording of any instrument or document as provided in this Agreement) and related fees (including any penalties, interest and additions to Tax) (collectively, “Transfer Taxes”) incurred as a result of the transactions contemplated in this Agreement. The party responsible for filing any Tax Returns with respect to such Transfer Taxes will, at its own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and the other party will cooperate in timely making all Tax Returns as may be required to comply with the provisions of applicable Laws, and Parent and the Securityholders’ Representative will reasonably cooperate with each other to lawfully minimize any such Taxes.

(f) Except as otherwise required by applicable Law, Parent and the Surviving Entity

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will not (and will not permit their respective Affiliates to) (i) except for Tax Returns prepared and filed in accordance with Section 5.5(b), amend any previously filed Tax Returns of the Company with respect to any Tax period ending on or before the Closing Date, or (ii) make or change any Tax election with respect to the Company with retroactive effect to the Pre-Closing Tax Period, in each such case, except (A) with the prior written consent of the Securityholders’ Representative (which will not be unreasonably withheld, delayed, or conditioned), or (B) if such action could not reasonably be expected to form the basis for a claim of indemnification against any Participating Securityholder pursuant to this Agreement or otherwise.

5.6 Notification of Certain Events.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent of, and furnish Parent with any information it may reasonably request with respect to, (i) the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of Parent to consummate the Merger set forth in Section 6 not to be satisfied (including any breaches or inaccuracies of the representations and warranties set forth in Section 2), (ii) any Knowledge of any notice from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (iii) any Legal Proceeding commenced, or, to its Knowledge threatened in writing, relating to or involving the Company that relates to the consummation of the transactions contemplated by this Agreement. The Company’s satisfaction of its obligations in the foregoing sentence shall not relieve the Company of any of its other obligations under this Agreement and no disclosure by the Company pursuant to this Section 5.6 shall be deemed to amend or supplement the Company Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or waive any rights under Section 8 hereof.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company of, and furnish the Company with any information it may reasonably request with respect to, (i) the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7 not to be satisfied (including any breaches or inaccuracies of the representations and warranties set forth in Section 3), (ii) any knowledge of any notice from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (iii) any Legal Proceeding commenced, or, to its knowledge threatened in writing, relating to or involving Parent that relates to the consummation of the transactions contemplated by this Agreement. Parent’s satisfaction of its obligations in the foregoing sentence shall not relieve Parent of any of its other obligations under this Agreement.

5.7 Confidentiality. The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein. The Confidentiality Agreement shall remain in effect until the Effective Time, at which point it shall terminate. From and after the Effective Time, the Securityholders’ Representative and the Participating Securityholders shall, and shall cause its Affiliates and its and their respective representatives to, keep confidential and not use or disclose documents and information prior to or following the Closing concerning Parent and its Affiliates (including the Surviving Entity) and its and their respective businesses, this Agreement, and the transactions contemplated hereby, whether or not such documents and information were furnished by Parent or its Affiliates (including the Surviving Entity) or its and their respective representatives in connection with the transactions contemplated hereby. From and after the Effective Time, the Securityholders’ Representative shall and shall cause its Affiliates and its and their respective representatives to, keep confidential and not disclose documents and information received pursuant to Section 1.13 of this Agreement.

5.8 Rule 144. Parent shall use its commercially reasonable efforts to satisfy the current public information requirement under subsection (c) of Rule 144 promulgated under the Securities Act (“Rule 144”) at all times between the six-month anniversary of the Closing Date and the twelve-month anniversary of the Closing Date. Parent shall respond in a timely manner, and will cause its officers and instruct its legal counsel, transfer agent, and other representatives to respond in a timely manner, to requests by any Participating Securityholder or his/her/its/their brokers to sell shares of Parent Common Stock issued to

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such Participating Securityholder in connection with the Merger in compliance with the transfer restrictions contained in the Joinder Agreement (if applicable) following the Closing Date and under Rule 144, including requests to have the restrictive legends removed from the stock certificates representing the shares of Parent Common Stock issued to such Participating Securityholder in connection with the Merger. Parent will use commercially reasonable efforts to ensure that all shares of Parent Common Stock issued or issuable to Participating Securityholders in connection with the Merger will, prior to the six-month anniversary of the Closing Date, be authorized for listing on the NASDAQ Global Market to the extent that Parent otherwise qualifies.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations and Warranties. (a) The Specified Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all respects as of such particular date), (b) the representations of the Company set forth in Section 2 (other than the Specified Representations) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all respects as of such particular date), and (c) the representations and warranties of the Company set forth in Section 2 (other than the Specified Representations) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date).

6.2 Performance of Covenants. The Company shall have performed and complied with, in all material respects, all of its covenants hereunder at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).

6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote and the Required Company Stockholder Vote and Written Consent shall not have been rescinded, cancelled or otherwise modified in any manner.

6.4 Dissenting Shares. No more than [***] percent ([***]%) of the shares of Company Capital Stock shall be (or may become) Dissenting Shares.

6.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by Parent shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted that makes consummation of the Merger by Parent illegal.

6.6 No Litigation. There shall not be pending before any court of competent jurisdiction any lawsuit or other Legal Proceeding challenging the Merger.

6.7 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

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(a) written resignations of all directors and officers of the Company, effective as of the Effective Time;

(b) the Certificate of Merger, executed by the Company;

(c) at least five Business Days prior to the Closing Date, a spreadsheet (the “Closing Payment Schedule”), duly certified by an officer of the Company setting forth: (i) the name, email and address of each holder of Company Securities immediately prior to the Effective Time, (ii) the respective acquisition date(s) of such Company Securities, (iii) whether such shares of Company Capital Stock were acquired upon prior exercise of a Company Option (and if so, whether such Company Option was an “incentive stock option” within the meaning of Section 422 of the Code), (iv) to the extent applicable, the vesting schedule applicable to such Company Securities, (v) a designation, with respect to each Company Option, as to whether such Company Option is an Employee Option or Non-Employee Option, (vi) the number of shares of Company Capital Stock held by each holder thereof immediately prior to the Effective Time (including the total number of shares of Company Capital Stock for which Company Options are), (vii) a calculation of the number of shares of Company Common Stock to be issued upon net exercise of outstanding Company Options as of immediately prior to the Effective Time, (viii) a designation of Company Options that will be cancelled at the Effective Time without a net share issuance, if applicable (ix) a calculation of the Closing Upfront Merger Consideration, the Aggregate Net Exercise Tax Amount, and each share’s Pro Rata Share of the Closing Upfront Merger Consideration, the Deferred Merger Consideration and the Milestone Payments for each class of Company Capital Stock as of the Closing Date, (x) the portion of the Closing Upfront Merger Consideration, as of the Closing Date, which each holder of Company Securities is eligible to receive, (xi) the Participating Securityholder’s Pro Rata Share of the Securityholders’ Representative Reserve delivered to the Securityholders’ Representative pursuant to Section 1.12(d), (xii) the Securityholders’ Representative Reserve and any upfront engagement fee of the Securityholders’ Representative, (xiii) any required withholding (if any) with respect to each Person to whom any payment shall be due and payable in connection with the Closing, and (xiv) the Pro Rata Share for each Participating Securityholder;

(d) a good standing certificate of the Company from the Secretary of State of the State of Delaware dated within seven days prior to the Closing Date;

(e) a copy of the amended and restated certificate of incorporation of the Company (the “Company Charter”), certified as of a recent date by the Secretary of State of the State of Delaware;

(f) a payoff letter from each payee of Closing Date Transaction Expenses either indicating that (i) upon payment of the applicable Closing Date Transaction Expenses amount and the consideration payable to such holder under Section 1.6 that such holder shall release all obligations with respect to the related Closing Date Transaction Expenses or other obligations shall be satisfied or (ii) the Closing Date Transaction Expenses amount and consideration payable to such holder has been received and that such holder has released all obligations with respect to the related Closing Date Transaction Expenses;

(g) all Third Party consents, approvals, waivers and estoppel certificates listed in Schedule 6.7(g) in a form acceptable to Parent;

(h) evidence, reasonably satisfactory to Parent, as to the termination of the Contracts and Company Plans listed in Schedule 6.7(h), without any liabilities thereunder on the part of the Company;

(i) evidence, reasonably satisfactory to Parent, that each Participating Securityholder who will receive Upfront Merger Consideration is, as of immediately prior to Closing, an “accredited investor” as defined in Regulation D of the Securities Act; and

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(j) a USB drive (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted to the online data room utilized for the transactions contemplated hereby.

6.8 Estimated Closing Statement. Parent shall have received the Estimated Closing Statement from the Company, which shall have been delivered to Parent not less than three Business Days prior to the Closing Date.

6.9 Closing Certificate. The Chief Executive Officer of the Company shall have delivered to Parent a certificate (the “Company Officer Certificate”) to the effect that each of the conditions specified above in Sections 6.1, 6.2 and 6.10 is satisfied in all respects.

6.10 No Material Adverse Effect. Since the date of this Agreement no Company Material Adverse Effect shall have occurred or be occurring.

6.11 FIRPTA Certificate. Parent shall have received a statement from the Company, dated as of the Closing Date and signed by an authorized officer of the Company, that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, such statement in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) dated as of the Closing Date, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

6.12 Joinder Agreements. Each Participating Securityholder shall have executed and delivered to Parent a Joinder Agreement, and all such Joinder Agreements shall be in full force and effect.

6.13 280G Stockholder Vote. To the extent that execution and delivery of this Agreement, the shareholder approval of this Agreement or the consummation of the transactions contemplated hereby could reasonably be expected to (either alone or in conjunction with any other event) result in the payment of any “parachute payment” as defined in Section 280G(b)(2) of the Code, the 280G Stockholder Vote shall have occurred and any payments that could reasonably be expected to be non-deductible under Section 280G of the Code shall have been previously irrevocably waived by each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) unless approved in the 280G Stockholder Vote, and either approved or disapproved in the 280G Stockholder Vote.

6.14 Indebtedness. The Company shall have delivered to Parent a payoff letter from each holder of Debt of the Company that all such Debt shall have been repaid in full or, upon payment of the Closing Date Indebtedness at Closing, will be repaid in full, including any pre-payment penalties or change of control premiums or penalties, make-whole amounts or similar payments required in connection with the transactions contemplated hereby or prepayment or early termination of such Debt and that such holder shall release all Liens and other security interests in, and agree to execute and/or file Uniform Commercial Code Termination Statements and such other documents or endorsements reasonably necessary to release his, her or its Liens and other security interest in, the assets and properties of Company, and that all obligations with respect to the related Debt or other obligations shall be satisfied.

6.15 Tax Forms. The Company shall have delivered to Parent a properly completed and duly executed original IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, from recipients of payments in respect of Debt of the Company and Closing Date Transaction Expenses.

6.16 Acquisition Financials. The Company shall have delivered to Parent the Acquisition Financials in a form reasonably satisfactory to Parent.

6.17 Oxford Loan Consent. Parent shall have received the consent of Oxford Finance LLC

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and Silicon Valley Bank with respect to the Transactions contemplated by this Agreement and required pursuant to the terms of the Oxford Loan.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Section 3 shall be true and correct in all material respects as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

7.2 Performance of Covenants. Parent and Merger Sub shall have performed and complied with, in all material respects, all of their respective covenants hereunder at or before the Closing (to the extent that such covenants require performance by Parent or Merger Sub at or before the Closing).

7.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Merger by the Company illegal.

7.4 Closing Certificate. An authorized officer of Parent and Merger Sub shall have delivered to Company a certificate (the “Parent Officers Certificate”) to the effect that each of the conditions specified above in Sections 7.1 and 7.2 is satisfied in all respects.

SECTION 8. INDEMNIFICATION

8.1 Indemnification by Participating Securityholders. Subject to the other provisions of this Section 8, following the Closing, each Participating Securityholder shall, severally and not jointly, in accordance with such Participating Securityholder’s Pro Rata Share, indemnify Parent and the Surviving Entity, their respective Affiliates, and each of their respective officers, directors, employees, stockholders, agents, other representatives, successors and permitted assigns (each a “Parent Indemnified Party”) in respect of, and hold them harmless against, any Losses suffered, incurred or sustained by any Parent Indemnified Party directly or indirectly resulting from or arising out of:

(a) any inaccuracy in or breach, as of the date of this Agreement and/or as of the Closing Date (as if such representation or warranty had been made as of the Closing Date), of any representation or warranty made by the Company in this Agreement or in certificates delivered to Parent or Merger Sub by or on behalf of the Company in connection herewith (without giving effect to any amendment or supplement to the Company Disclosure Schedules made or purported to be made following the date of this Agreement);

(b) any breach or nonfulfillment by the Company or the Securityholders’ Representative of any of their respective covenants, obligations or agreements contained in this Agreement;

(c) any Pre-Closing Taxes;

(d) any claims by (i) any current or former Participating Securityholder or alleged current or former holder of any interest or security of the Company, relating to or arising out of (x) this Agreement or the transactions contemplated hereby, including the allocation, misallocation, miscalculation

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or inaccuracy of the Closing Upfront Merger Consideration, the Deferred Merger Consideration, the Adjustment Amount and/or any Milestone Payments amongst the Participating Securityholders, including as a result of any inaccuracy or error in the Closing Payment Schedule or any Future Payment Schedule, (y) the allocation, misallocation, miscalculation or inaccuracy of any distribution prior to the Effective Time to the Participating Securityholders or (z) such Person’s status or alleged status as an equity holder or ownership of interests or securities in the Company at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, or (ii) any Person to the effect that such Person is entitled to any interest or security or any payment in connection with the Merger other than as specifically provided for in this Agreement;

(e) any claim by a current or former holder of Company Common Stock, Company Option, or any other Person, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of capital stock or other equity securities of the Company, including any claims for breaches of fiduciary duties owed to such Person in such capacity; or (ii) any rights of a stockholder or other equity holder (other than in the case of clauses “(i)” and “(ii)” claims based on the rights of any such Person to receive a portion of the payments contemplated to be made to such Person hereby as and to the extent set forth herein), including any option, preemptive rights or rights to notice or to vote;

(f) any Closing Date Indebtedness or Closing Date Transaction Expenses in each case, to the extent not taken into account in the calculation of the Closing Upfront Merger Consideration (as adjusted pursuant to Section 1.10); and/or

(g) any Dissenting Share Payments.

8.2 Indemnification by Parent. Subject to the other provisions of this Section 8, following the Closing, Parent shall indemnify the Participating Securityholders, their respective successors and assigns, and the Representatives of each of the foregoing (collectively, the “Shareholder Indemnified Persons”) in respect of, and hold them harmless against, any Losses suffered by the Shareholder Indemnified Persons resulting from or arising out of, directly or indirectly:

(a) any inaccuracy in or breach of any representation or warranty, as of the date of this Agreement and/or as of the Closing Date (as if such representation or warranty had been made as of the Closing Date), made by Parent or Merger Sub in this Agreement or in any certificate delivered to the Company by or on behalf of Parent or Merger Sub in connection herewith; and/or

(b) any breach or nonfulfillment by Parent or Merger Sub of any of their respective covenants, obligations or agreements contained in this Agreement.

8.3 Third-Party Claims.

(a) In the event Parent becomes aware of a third-party claim (including any action or proceeding commenced or threatened to be commenced by any Third Party) that Parent reasonably believes may result in an indemnification pursuant to Section 8.1 (any such claim, other than a Tax Claim, a “Third-Party Claim”), Parent shall promptly (and in any event within 10 Business Days after becoming aware of such claim) notify the Securityholders’ Representative in writing of such Third-Party Claim (such notice, the “Claim Notice”). The Claim Notice shall be accompanied by copies of any relevant and material documentation submitted by the Third Party making such Third-Party Claim and shall describe in reasonable detail (to the extent known by Parent) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Losses; provided, however, that no delay or failure on the part of Parent in delivering a Claim Notice shall relieve the Participating Securityholders from any liability hereunder except and only to the extent they shall have been actually and materially prejudiced as a result of such delay or failure.

(b) Parent Indemnified Parties shall have the right to conduct and control, through counsel of its own choosing, the defense, compromise or settlement of any Third-Party Claim against the

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Parent Indemnified Parties as to which indemnification will be sought by any Parent Indemnified Party from the Participating Securityholders hereunder, and in any such case the Participating Securityholders shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested and subject to reasonable notice by the Parent Indemnified Parties in connection therewith; provided; that:

(i) the Parent Indemnified Parties shall keep the Securityholders’ Representative reasonably informed of all material events related to such Third-Party Claim;

(ii) the Securityholders’ Representative may participate, through counsel chosen by it and at its own expense, in the defense of any such Third-Party Claim as to which the Parent Indemnified Party so elected to conduct and control the defense thereof and such Parent Indemnified Party shall consider in good faith recommendations made by the Securityholders’ Representative with respect thereto; and

(iii) the Parent Indemnified Parties shall not, without the prior written consent of the Securityholders’ Representative (which written consent shall not be unreasonably withheld, conditioned or delayed), pay, compromise or settle any such Third-Party Claim without such consent; provided, that in such event the Parent Indemnified Parties shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld, conditioned or delayed.

8.4 Indemnification Mechanics.

(a) In order to seek indemnification under this Section 8, the Indemnified Party shall deliver a written notice (an “Indemnification Demand”) to the Securityholders’ Representative (if the Indemnified Party is Parent or the Surviving Entity) or Parent (if the Indemnified Party is a Participating Securityholder) which contains (i) a description and the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party (to the extent then known) and (ii) a statement that the Indemnified Party is entitled to indemnification under Section 8.1 or Section 8.2 for such Losses and a reasonable explanation of the basis therefor (to the extent then known).

(b) Upon reasonable request, the Indemnified Party shall furnish the Securityholders’ Representative or Parent, as applicable, with any information to the extent that such information is reasonably necessary in order to evaluate the Indemnification Demand. If the Securityholders’ Representative or Parent, as applicable, in good faith objects to any claim made by the Indemnified Party in the Indemnification Demand, then the Securityholders’ Representative or Parent, as applicable, shall deliver a written notice (an “Indemnification Dispute Notice”) to the Indemnified Party within 30 calendar days following receipt by the Securityholders’ Representative or Parent, as applicable, of an Indemnification Demand from such Indemnified Party. The Indemnification Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Indemnification Demand. If the Securityholders’ Representative or Parent, as applicable, fails to deliver an Indemnification Dispute Notice prior to the expiration of such 30-calendar day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Section 8, and the Indemnified Party shall be indemnified for the amount of the Losses stated in such Indemnification Demand (or, in the case of any notice in which the Losses (or any portion thereof) are estimated, the amount of such Losses (or such portion thereof) as finally determined) on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Section 8.

(c) If the Securityholders’ Representative or Parent, as applicable, delivers an Indemnification Dispute Notice, then the Indemnified Party and the Securityholders’ Representative or Parent, as applicable, shall attempt in good faith to resolve any such objections raised by the Securityholders’ Representative or Parent, as applicable, in such Indemnification Dispute Notice. If the Indemnified Party and the Securityholders’ Representative or Parent, as applicable, agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified

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Party and the Securityholders’ Representative or Parent, as applicable, shall be prepared and signed by both parties, and shall be binding and conclusive upon the parties hereto.

(d) If no such resolution can be reached during the 30-day period following the Indemnified Party’s receipt of a given Indemnification Dispute Notice, then upon the expiration of such 30-day period (or such longer period as may be mutually agreed), the Indemnified Parties shall be entitled to pursue all remedies available to them under this Agreement or otherwise at law or in equity with respect to such claims (in each case subject to the terms and limitations set forth in this Agreement, including Section 10.5).

8.5 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall (a) survive the Closing and remain in full force and effect and (b) expire at 5:00 p.m. Pacific Coast Time on the date that is 18 months after the Closing Date; provided, however, that (1) the IP Representations shall survive the Closing and remain in full force and effect until 36 months after the Closing Date, and (2) the Specified Representations and Tax Representations shall survive the Closing and remain in full force and effect until the later of (x) the day that is 60 days following the expiration of the applicable statute of limitations and (y) 36 months after the Closing Date; provided, further, that, with respect to any claim as to which an Indemnified Party shall have, on or prior to such date, delivered an Indemnification Demand, the indemnification obligations hereunder with respect to the claim asserted in such Indemnification Demand, shall survive until such time as such claim is fully and finally resolved and payment in respect thereof, if any is required to be made under the terms of this Agreement, shall have been made. All covenants and agreements of the parties contained in this Agreement (i) that are to be performed at or prior to the Closing shall survive the Closing and remain in full force and effect until the date that is 18 months after the Closing Date and (ii) that are to be performed following the Closing shall continue in effect and expire in accordance with their respective terms. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 8.5 is shorter than the statute of limitations that would otherwise have been applicable, then, by Contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.5 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

8.6 Limitations.

(a) The Parent Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 8.1(a) (except with respect to such claims related to breaches or inaccuracies of IP Representations, Specified Representations and Tax Representations) shall be the right of set off in Section 8.8, except that the liability for Losses caused by common law fraud shall not be subject to such limitation; provided that, (i) Parent Indemnified Parties’ cumulative recovery for indemnification claims under Section 8.1(a) with respect to breaches or inaccuracies of IP Representations shall be limited to (1) twenty percent (20%) of the Parent Stock Consideration and (2) fifty percent (50%) of any Milestone Payments, and (ii) other than for common law fraud, in no event shall any Participating Securityholder’s aggregate liability to the Parent Indemnified Parties for indemnification claims pursuant to this Section 8 exceed an amount equal to the portion of the Aggregate Merger Consideration actually received (or deemed to be received in the case of the positive Adjustment Amount, Deferred Merger Consideration or the Milestone Payments) by such Participating Securityholder hereunder (for purposes of this Section 8.6(a), any taxes withheld in respect of such Participating Securityholder’s Company Securities shall be deemed to be received by the applicable Participating Securityholder as and when withheld). Subject to Section 8.6(c), other than for common law fraud, in no event shall Parent’s aggregate liability to the Participating Securityholders for indemnification claims pursuant to this Section 8 exceed an amount equal to the portion of the Aggregate Merger Consideration actually received (or deemed to be received in the case of the positive Adjustment Amount, Deferred Merger Consideration or the Milestone Payments) by the Participating Securityholders. The parties acknowledge that there shall not be any duplicative recovery for any Losses arising from the same facts and circumstances.

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(b) Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall be entitled to recover any Losses under Section 8.1(a) and Section 8.2(a) unless and until the aggregate Losses for which they would otherwise be entitled to indemnification under Section 8.1(a) or Section 8.2(a) exceed $25,000 (the “Indemnity Deductible”) (at which point the Indemnified Party shall become entitled to be indemnified only for such Losses in excess of the Indemnity Deductible); provided, however, that the Indemnity Deductible shall not apply to (x) any claims for common law fraud or (y) any Losses related to the inaccuracy in or breach of any of the IP Representations, Specified Representations, or the Tax Representations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the maximum liability of Parent for breach of Parent’s diligence obligations in respect of any Milestone Event shall not exceed the Milestone Payment applicable to such Milestone Event.

(d) Notwithstanding anything contained in this Agreement or elsewhere to the contrary, “material” and “Company Material Adverse Effect” or similar materiality type qualifications contained in the representations and warranties of the Company set forth in this Agreement shall be ignored under this Section 8 for purposes of determining whether or not a breach or inaccuracy of a representation or warranty has occurred and determining the amount of any Losses.

(e) The representations, warranties and covenants of the Company, and the Parent Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Parent Indemnified Party (including by any of its representatives) or by reason of the fact that the Parent Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Parent Indemnified Party’s waiver of any condition set forth in Section 6.

8.7 Subrogation. If Parent, the Surviving Entity or any Affiliate of Parent or the Surviving Entity receives or becomes entitled to indemnification from the Participating Securityholders, the Securityholders’ Representative (on behalf of the Participating Securityholders) shall be entitled to exercise and shall be subrogated to any rights and remedies (including rights of indemnity, rights of contribution and rights of recovery) that Parent, the Surviving Entity or such Affiliate may have against any other Person with respect to any Losses, circumstance or matter to which such indemnification payment is directly or indirectly related; provided, that the Securityholders’ Representative, in connection with its exercise of such subrogation right, shall use commercially reasonable efforts to prevent any harm or Losses to the Surviving Entity’s and its Affiliates’ business and their respective relationships with customers, vendors, suppliers, licensors and licensees. Parent and the Surviving Entity shall take such actions as the Securityholders’ Representative may reasonably request for the purpose of enabling the Securityholders’ Representative (on behalf of the Participating Securityholders) to perfect or exercise all rights of subrogation hereunder.

8.8 Right to Satisfy Indemnification Claims by Reducing Deferred Merger Consideration or Milestone Payments.

(a) Parent is expressly authorized, but shall not be obligated, to set off up to 100% of any Losses for which it is entitled to indemnification hereunder (subject to the limitations set forth in Section 8), against the Deferred Merger Consideration, any Milestone Payment or any other payments to be made to the Participating Securityholders (directly or indirectly through the Surviving Entity or the Payment Agent) following the Closing.

(b) Notwithstanding Sections 1.11 and 1.13, if at the time the Deferred Merger Consideration or any Milestone Payment is due and payable there shall be any outstanding Indemnification Demand or Claim Notice delivered in accordance with this Agreement, the amount of Losses with respect to which shall not have been finally determined in accordance with this Section 8, then Parent shall be entitled, but shall not be required, to withhold from such Deferred Merger Consideration or Milestone Payment or any other payments to be made to the Participating Securityholders (directly or indirectly through the Surviving Entity or the Payment Agent) following the Closing, the amount of Losses the Parent Indemnified Party reasonably estimates to be subject to such Indemnification Demand. Or Claim Notice If,

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at the Parent’s election, the setoff is against the Deferred Merger Consideration, then the number of shares of Parent Stock to be setoff against shall be calculated by dividing the final amount of the Losses by the Parent Stock Price. If the final amount of Losses for such Indemnification Demand or Claim Notice is determined in accordance with this Section 8 to be less than the amount withheld from the Deferred Merger Consideration, Milestone Payment or any other payments to be made to the Participating Securityholders (directly or indirectly through the Surviving Entity or the Payment Agent) following the Closing, then Parent shall promptly, and in any event within five Business Days following the final determination of the amount of such Losses, deliver the difference to the Payment Agent for distribution or issuance, as applicable, to the Participating Securityholders pursuant to Section 1.9. If the final amount of Losses for such Indemnification Demand is determined in accordance with this Section 8 to exceed the amount by which such Deferred Merger Consideration, Milestone Payment or any other payments to be made to the Participating Securityholders (directly or indirectly through the Surviving Entity or the Payment Agent) following the Closing was reduced for such claim, then Parent shall continue to be entitled to indemnification for the amount of such excess subject to the terms and conditions of this Section 8.

(c) Any Losses owed to a Parent Indemnified Party outside of the setoff pursuant to this Section 8.8 shall be payable, at the election of Parent, (i) without any further action by any Participating Securityholder, by cancellation (in book-entry form) of that number of shares of Parent Common Stock then beneficially owned of record by the applicable Participating Securityholder, equal to the applicable Losses divided by the Parent Stock Price or (ii) in cash in U.S. dollars equal to the applicable Losses payable within ten Business Days of demand.

8.9 Tax Treatment of Payments. The parties hereto agree to treat any payments made pursuant to this Section 8 as adjustments to the Merger consideration for all U.S. federal, state and local income Tax purposes to the maximum extent permitted by applicable Law.

8.10 Sole and Exclusive Remedy. From and after the Closing, except claims based on common law fraud, (i) the indemnification terms set forth in this Section 8, (ii) the right to pursue specific performance pursuant to Section 10.13 and (iii) Section 1.10 (but otherwise subject to the limitations therein) shall constitute the sole and exclusive remedy of the Indemnified Parties for Losses relating to or arising from the matters set forth in this Agreement.

SECTION 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or there shall exist any Law, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if, prior to the End Date, such party did not use commercially reasonable efforts to have such order vacated prior to its becoming final and nonappealable;

(d) by Parent, if the Company or the Securityholders’ Representative shall have breached or failed to perform any of their respective representations, warranties, covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure

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of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be or has not been cured within 30 calendar days following receipt by the Company of written notice of such material breach or failure to perform; provided that Parent may not terminate this Agreement pursuant to this Section 9.1(d) if Parent is in breach of this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 9.1(e) but for the proviso thereto; or

(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) cannot be or has not been cured within 30 calendar days following receipt by Parent of written notice of such material breach or failure to perform; provided that the Company may not terminate this Agreement pursuant to this Section 9.1(e) if the Company is in breach of this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 9.1(d) but for the proviso thereto.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and no party hereto (or any of its Affiliates, directors, trustees, executors, officers, agents or representatives) shall have any liability or obligation hereunder; provided, however, that (i) this Section 9.2 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) nothing herein shall relieve any party from any liability for common law fraud or for any willful breach by such party prior to the termination of this Agreement.

SECTION 10. MISCELLANEOUS PROVISIONS

10.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company (or the Securityholders’ Representative following the Closing) and Parent at any time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote); provided, however, that after any such adoption of this Agreement by the Required Company Stockholder Vote, no amendment shall be made which by Law requires further approval of the Company Stockholders without the further approval of such Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Parent (prior to the Closing) or Parent and the Securityholders’ Representative (after the Closing).

10.2 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that all fees and expenses of the Payment Agent shall be paid by Parent.

10.3 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and

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oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.

10.5 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. EXCEPT AS SET FORTH IN SECTION 1.10 AND SECTION 1.13, IN ANY ACTION BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY: (A) EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, ONLY IF SUCH COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE); AND (B) IF ANY SUCH ACTION IS COMMENCED IN A STATE COURT, THEN, SUBJECT TO APPLICABLE LAW, NO PARTY SHALL OBJECT TO THE REMOVAL OF SUCH ACTION TO ANY FEDERAL COURT LOCATED IN DELAWARE. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit, as determined by a court of competent jurisdiction in a final, non-appealable order, shall be entitled to receive a reasonable sum for its out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by either the Company (prior to the Effective Time) or Parent without the prior written consent of the other party; provided, that, (a) Parent may assign this Agreement to any of its Affiliates and (b) Parent may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of Parent of that part of Parent’s business to which this Agreement relates, as long as the assignee thereof agrees in writing to assume and be bound as Parent hereunder. Any assignment in violation of the preceding sentence will be void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

10.8 Third Party Beneficiaries. Except as provided in Sections 5.3 and 8.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such

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party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Equillium, Inc.

2223 Avenida de la Playa

Suite 105

La Jolla, CA

Attention: Bruce Steel

if to the Company (prior to Closing):

Bioniz Therapeutics, Inc.

5 Mason, Ste 275

Irvine, CA 92618

Attention: Nazli Azimi

E-mail: nazli@bioniz.com

or the Securityholders’ Representative (after the Closing):

Kevin Green

C/O Bioniz Therapeutics, Inc.

5 Mason, Ste 275

Irvine, CA 92618

E-mail: kevin.green@biomedadvisory.com

in the case of notices to the Company (prior to Closing) or to the Securityholders’ Representative (after the Closing), with a copy to (which shall not constitute notice):

Kirkpatrick & Sabarsky LLP

590 Cypress Hills Drive

Encinitas, California 92024

Attention: Martin Sabarsky

Facsimile: (888) 305-1022

E-mail: mas@kirkpatricksabarsky.com

in the case of notices to Parent or to the Surviving Entity (after the Closing), with a copy to (which shall not constitute notice):

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

Attention: Tom Coll; Rama Padmanabhan

Facsimile: (858) 550-6420

E-mail: CollTA@cooley.com; rama@cooley.com

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power

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granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.11 Knowledge. “Knowledge” of the Company shall mean, with respect to a fact or matter, a Knowledge Person (a) has actual knowledge of the fact or matter or (b) should have reasonably known of such fact or matter, after reasonable inquiry and due diligence.

10.12 Specific Performance. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

10.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) As used in this Agreement, the word “or” is inclusive and means “and/or” unless the context requires otherwise.

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(f) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g) The medical terms referenced in this Agreement (including in the Exhibits attached hereto) shall, to the extent applicable, have meanings consistent with the definition of such terms in Steadman’s Medical Dictionary for the Health Professions and Nursing, 7th Edition.

(h) The term “Company”, as such term is used to refer the conduct, action, inaction or state of the Company prior to the date hereof, shall be deemed to include any predecessor of the Company.

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(i) Any document uploaded to the online data room utilized for the transactions contemplated hereby at least three Business Days prior to the date of this Agreement shall be considered “made available”, “furnished”, “delivered” or “provided” for purposes of this Agreement.

(j) All amounts payable under this Agreement, including the amounts to be set forth in the Estimated Closing Statement and Closing Statement, shall be calculated and paid in U.S. Dollars. Any conversion of a foreign currency into U.S. Dollars shall be at the Exchange Rate.

10.14 Company Disclosure Schedule. The Company Disclosure Schedule of the Company (the “Company Disclosure Schedule”) has been arranged, for purposes of convenience only, as separate Parts corresponding to the subsections of Section 2 of this Agreement. The representations and warranties contained in Section 2 of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Company Disclosure Schedule corresponding to the particular subsection of Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Company Disclosure Schedule by reference to another part of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Company Disclosure Schedule to the extent it is readily apparent on the face of such disclosure that such exception or disclosure is intended to qualify such representation and warranty.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

EQUILLIUM, INC.

By:	/s/ Bruce Steel
Name:	Bruce Steel
Title:	Chief Executive Officer

PROJECT JETFUEL MERGER SUB, INC.

By:	/s/ Bruce Steel
Name:	Bruce Steel
Title:	Chief Executive Officer

BIONIZ THERAPEUTICS, INC.

By:	/s/ Nazli Azimi
Name:	Nazli Azimi
Title:	Chief Executive Officer

KEVIN GREEN, SOLELY IN HIS CAPACITY AS THE SECURITYHOLDERS’ REPRESENTATIVE

/s/ Kevin Green

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this EXHIBIT A):

“280G Stockholder Vote” shall have the meaning set forth in Section 5.1 of this Agreement.

“Actual Combination Product Net Sales” shall have the meaning set forth in the definition of Net Sales.

“Adjustment Amount” shall have the meaning set forth in Section 1.10(c) of this Agreement.

“Affiliate” of a Person shall mean any corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” (including the correlative meanings, “controlled by” and “under common control with”) means (a) the direct or indirect ownership of more than 50% of the stock having the right to vote for directors thereof (or general partnership interests) or (b) the ability to otherwise control the decisions of the board of directors or equivalent governing body thereof.

“Affiliated Agreement” shall have the meaning set forth in Section 2.25 of this Agreement.

“Aggregate Merger Consideration” shall mean the consideration payable to the holders of Company Securities in accordance with Sections 1.5 and 1.6 of this Agreement.

“Aggregate Net Exercise Tax Amount” shall mean the amount of any applicable related payroll, withholding and employment Taxes to be remitted to applicable Tax authorities as a result of net exercise of Company Options pursuant to Section 1.6 of this Agreement, as set forth on the Estimated Closing Statement.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Ancillary Agreements” shall mean, collectively, the Joinder Agreements and each other agreement, document instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“BNZ-1” shall mean the pharmaceutical compound designated by the Company as BNZ-1 and having the chemical structure set forth in Schedule B.

“BNZ-2” shall mean the pharmaceutical compound designated by the Company as BNZ-2 and having the chemical structure set forth in Schedule C.

“BNZ-3” shall mean the pharmaceutical compound designated by the Company as BNZ-3 and having the chemical structure set forth in Schedule D.

“BNZ-1 Product” shall mean any product comprised of or containing BNZ-1, the manufacture, use, sale, offer for sale or import of which is covered by at least one Valid Claim in the country in which development, use or sale of such product occurs at the relevant time of such development, use or sale. As an example, if the only Valid Claim covering the manufacture, use, sale, offer for sale or import of a product comprised of or containing BNZ-1 is a Valid Claim of a U.S. Patent, (a) the first Regulatory Approval of such product in the U.S. for any Indication would be a Development Milestone Event under Section 1.13(a), but any first Other Major Market Approval of such product would not be a Milestone Event because such product would not qualify as a BNZ-1 Product as the manufacture, use, sale, offer for sale or import is not covered by at least one Valid Claim in any country in which such Other Major Market Approval occurred, and (b) only sales and other distributions of products comprised of or containing BNZ-1 in the U.S. would be included in the calculation of Net Sales to determine achievement of Net Sales Milestone Events under Section 1.13(a).

“BNZ-2 Product” shall mean any product comprised of or containing BNZ-2, the manufacture, use, sale, offer for sale or import of which is covered by at least one Valid Claim in the country in which development, use or sale of such product occurs at the relevant time of such development, use or sale. As an example, if the only Valid Claim covering the manufacture, use, sale, offer for sale or import of a product comprised of or containing BNZ-2 is a Valid Claim of a U.S. Patent, the first Regulatory Approval of such product in the U.S. for any Indication would each be a Development Milestone Event under Section 1.13(a).

“BNZ-3 Product” shall mean any product comprised of or containing BNZ-3, the manufacture, use, sale, offer for sale or import of which is covered by at least one Valid Claim in the country in which development, use or sale of such product occurs at the relevant time of such development, use or sale. As an example, if the only Valid Claim covering the manufacture, use, sale, offer for sale or import of a product comprised of or containing BNZ-3 is a Valid Claim of a U.S. Patent, the first Regulatory Approval of such product in the U.S. for any Indication would each be a Development Milestone Event under Section 1.13(a).

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in San Diego, California, United States of America.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020, and, for the avoidance of doubt, any amendment thereto (including pursuant to the Consolidated Appropriations Act, 2021 (Public Law 116-260)).

“Cash and Cash Equivalents” shall mean, the aggregate amount of cash and cash equivalents held by the Company, as determined in accordance with GAAP, consistently applied, less (a) the aggregate amount of outstanding checks and drafts of the Company that have not posted, plus (b) checks received by the Company that have not been posted, less (c) any Restricted Cash.

“Certificate of Merger” shall have the meaning set forth in Section 1.3 of this Agreement.

“Claim Notice” shall have the meaning set forth in Section 8.3 of this Agreement.

“Clinical Trial” shall mean any human clinical trial of any Product.

“Closing” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Amount” shall mean the aggregate of the Closing Date Indebtedness, the Closing Date Transaction Expenses, the Aggregate Net Exercise Tax Amount and the Closing Working Capital Adjustment Amount.

“Closing Date” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Date Indebtedness” shall mean the Debt of the Company immediately before the Closing.

“Closing Date Transaction Expenses” shall mean, without duplication, (i) the aggregate out-of-pocket expenses, fees, costs and disbursements of all attorneys, accountants, investment bankers and other advisers or service providers of the Company in connection with the negotiation, preparation, execution, delivery or performance of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby through the Effective Time, in each case to the extent that such fees, costs, expenses and disbursements have not been paid by the Company prior to the Effective Time; (ii) all bonuses (including any Liabilities of the Company with respect to any retention or “stay” bonus), change of control, severance, or similar payment obligations that become due and payable by the Company contingent upon the consummation of the Merger (whether alone or in conjunction with any other event, prior to, on or following the Closing); provided, however, for purposes of clarity with respect to such amounts due and payable pursuant to arrangements and agreements entered into or offered by Parent (rather than the Company) on or prior to Closing, such expenses shall not include any compensation arranged or agreed to by Parent in excess of the amounts set forth on Schedule 11.1 to the Merger Agreement, (iii) any Transaction Payroll Taxes, (iv) any costs, expenses, fees or other payments owed or payable by the Company in connection with the termination or settlement of any Affiliated Agreements in accordance with Section 4.5 and (v) (a) any payment due or payable in connection with any change in control of the Company or (b) any earn-out, milestone or other contingent payments under any outbound license agreement or under any Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company; provided that to the extent any Closing Date Transaction Expenses become due and payable following the Effective Time, any such Closing Date Transaction Expenses will, at Parent’s option, be first deducted from such Milestone Payments as may be designated by Parent in its reasonable discretion at the time any such Milestone Payment becomes payable, and in such case Parent shall promptly pay such amounts to the applicable Third Party on behalf of the Surviving Entity and provide to the Securityholders’ Representative evidence of such payment and the applicable Milestone Payment, to the extent not already decreased by such amount, shall be decreased accordingly by such paid amount.

“Closing Payment Schedule” shall have the meaning set forth in Section 6.7(c) of this Agreement.

“Closing Statement” shall have the meaning set forth in Section 1.10(b) of this Agreement.

“Closing Working Capital” shall mean the Net Working Capital as of 11:59 pm (Pacific Standard Time) on the last Business Day immediately preceding the Closing Date. “Closing Working Capital” shall be calculated subject to the agreed exceptions and specified amounts set forth in Exhibit E (it being agreed that, in the case of any conflicts between GAAP and Exhibit E, the terms of Exhibit E shall govern and control). Exhibit E also sets forth an example, for illustrative purposes only, of the calculation of the Closing Working Capital.

“Closing Working Capital Adjustment Amount” shall mean an absolute amount, which may be negative or positive, equal to (a) the Closing Working Capital minus (b) the Target Working Capital.

“Closing Upfront Merger Consideration” shall mean Parent Stock Consideration less (i) the Deferred Merger Consideration, less (ii) the number of shares of Parent Common Stock determined by dividing (A) the Estimated Closing Amount by (B) the Parent Stock Price. If the resulting amount is a fractional share the number of shares of Parent Common Stock issued shall be rounded down to the nearest whole share.

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar state Law.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Combination Product” shall mean a Product comprised of or containing (a) BNZ-1 and (b) at least one active pharmaceutical ingredient other than BNZ-1 (an “Other Active”).

“Company” shall have the meaning set forth in the preamble to this Agreement, subject to Section 10.13(h) of this Agreement.

“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Charter” shall have the meaning given in Section 6.7(e) of this Agreement.

“Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

“Company Disclosure Schedule” shall have the meaning set forth in Section 10.14 of this Agreement.

“Company ERISA Affiliate” shall mean any Person with which the Company is or would be at any relevant time considered a single employer under Section 414 of the Code.

“Company Financial Statements” shall have the meaning set forth in Section 2.4 of this Agreement.

“Company Intellectual Property” shall mean all Company Owned IP and all Intellectual Property non-exclusively licensed to the Company.

“Company Investor Agreements” shall mean the agreements listed on Parts 2.3(c) and (d) of the Company Disclosure Schedule.

“Company Material Adverse Effect” shall mean any occurrence, change, event, circumstance or effect that, individually or in the aggregate with any other occurrences, changes, events, circumstances and/or effects, has had or would reasonably be expected to have a material adverse effect on (i) the Liabilities, financial condition, existing business of the Company or assets of the Company, including the Company’s assets associated with the Products or (ii) the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect under clause (i) above: (a) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a disproportionate effect on the Company as compared to any of the other companies in the Company’s industry; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Company operates or competes, except to the extent such adverse effect has a disproportionate effect on the Company as compared to any of the other companies in such industry or industry sector; or (c) any adverse effect resulting from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, except to the extent such adverse effect has a disproportionate effect on the Company as compared to any of the other companies in such industry or industry sector.

“Company Officers Certificate” shall have the meaning set forth in Section 6.9 of this Agreement.

“Company Options” shall mean options to purchase shares of Company Common Stock.

“Company Owned IP” shall mean all Intellectual Property in which the Company has or purports to have an ownership interest (whether exclusively or jointly with any other Person(s)), or that is exclusively licensed to the Company by any other Person.

“Company Plans” shall mean “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all severance, employment, incentive or bonus, retention, change in control, deferred compensation, long-term incentive profit sharing, retirement, welfare, post-employment welfare, pension, fringe benefit, vacation or paid time off, equity or equity-based or other benefit or compensation plan, policy, program, agreement, Contract or arrangement that is sponsored, maintained, contributed to or required to be contributed to by the Company or any Company ERISA Affiliate or under or with respect to which the Company or any Company ERISA Affiliate has or would reasonably be expected to have any Liability or obligation (whether current or contingent) except such definition shall not include any Company Service Provider Agreement.

“Company Preferred Stock” shall mean the Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series Seed-3 Preferred Stock, Series Seed-4 Preferred Stock, Series A Preferred Stock, and any other series of preferred stock of the Company issued after the date hereof.

“Company Prepared Return” shall have the meaning set forth in Section 5.5(a) of this Agreement.

“Company Registered IP” shall mean each item of Company Owned IP that is Registered IP.

“Company Representative” shall have the meaning set forth in Section 2.9(c) of this Agreement.

“Company Scientific Material” shall mean, collectively, all material research, development, clinical, regulatory or other scientific data, information or documentation (including databases, data packages, reports and filings and any Patent data, records, lab notebooks and other similar documentation or materials), in each case, solely to the extent reduced to writing or stored electronically, whether created or otherwise generated by, or for or otherwise on behalf of, the Company.

“Company Securities” shall mean Company Capital Stock and Company Options.

“Company Service Provider” shall mean any current or former employee, consultant, independent contractor, advisor, director, or individual service provider of the Company or any Company ERISA Affiliate.

“Company Service Provider Agreement” shall mean each management, employment, severance, change in control, consulting, advisory, relocation, repatriation, expatriation, or other similar agreement, or Contract between the Company or any Company ERISA Affiliate and any current Company Service Provider or any former Company Service Provider under which the Company or any Company ERISA Affiliate has any ongoing or potential Liability.

“Company Stock Certificate” shall have the meaning set forth in Section 1.8 of this Agreement.

“Company Stockholders” shall mean the holders of Company Capital Stock.

“Confidentiality Agreement” shall mean that certain Mutual Confidentiality and Non-Disclosure Agreement between the Company and Parent, dated as of October 18, 2021, as may be amended.

“Consent(s)” shall mean any consent, approval or waiver.

“Contract” shall mean any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, purchase orders, work orders, statement of work, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral.

“D&O Indemnified Persons” shall have the meaning set forth in Section 5.3 of this Agreement.

“Debt” shall mean all Liabilities, including the outstanding principal amount of, and all interest, fees, prepayment premiums, expenses, breakage costs, indemnities, penalties or other amounts accrued in respect of and all amounts otherwise owing or payable at retirement of, [***].

“Deferred Consideration Distribution” shall mean each distribution of the Deferred Merger Consideration pursuant to Section 1.11.

“Deferred Consideration Distribution Date” shall mean the date that is eighteen (18) months following the Closing Date.

“Deferred Consideration Distribution Schedule” shall mean any updated Closing Payment Schedule delivered by the Securityholders’ Representative in connection with the Deferred Consideration Distribution.

“Deferred Merger Consideration” shall mean [***] shares of Parent Common Stock, as appropriately adjusted for any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend thereon.

“Deferred Payroll Taxes” means (a) the “applicable employment taxes” (as defined in Section 2302(d) of the CARES Act) payable by any Acquired Company that (i) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, (b) any payroll Tax liability (including those imposed by Sections 3101(a) and 3201 of the Code) deferred (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order (or any corresponding or similar provision of state, local or non-U.S. Tax law), and (c) any other employment or payroll Tax liability of any Acquired Company relating to any Pre-Closing Tax Period that is deferred until after the Closing Date pursuant to any other Pandemic Response Laws, in each case, calculated without giving effect to any Tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any corresponding or similar applicable U.S. federal, state or local or non-U.S. law to reduce the amount of any such Taxes payable or owed.

“DGCL” shall have the meaning set forth in the recitals of this Agreement.

“Dispute Auditor” shall have the meaning set forth in Section 1.10(b) of this Agreement.

“Dispute Notice” shall have the meaning set forth in Section 1.10(b) of this Agreement.

“Dissenting Share Payments” shall have the meaning set forth in Section 1.14(c) of this Agreement.

“Dissenting Shares” shall have the meaning set forth in Section 1.14(a) of this Agreement.

“Effective Time” shall have the meaning set forth in Section 1.3 of this Agreement.

“EMA” shall mean the European Medicines Agency.

“Employee Option” shall mean a Company Option that was granted to the holder in the holder’s capacity as, or had vesting tied to the holder’s performance of services as, an employee of the Company for applicable employment Tax purposes.

“End Date” shall mean the date that is [***] from the date of this Agreement.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any Law, any judicial and administrative order or determination relating to (a) pollution or the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances; or (c) or health safety issues (including human and occupational safety and health), in each case as amended and as in effect on or prior to the date of this Agreement.

“Environmental Permit” shall mean any permit, license, review, certification, approval, registration, consent or other authorization issued or required pursuant to any Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Aggregate Net Exercise Tax Amount” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Estimated Closing Amount” shall mean the aggregate of the Estimated Closing Date Indebtedness, the Estimated Closing Date Transaction Expenses, the Estimated Aggregate Net Exercise Tax Amount and the Estimated Closing Working Capital Adjustment Amount.

“Estimated Closing Date Indebtedness” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Estimated Closing Date Transaction Expenses” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Estimated Closing Statement” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Estimated Closing Working Capital” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Estimated Closing Working Capital Adjustment Amount” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Exchange Rate” shall mean the exchange rate reported in the U.S. edition of The Wall Street Journal (or other publication chosen by the parties by mutual written consent from time to time) for, as applicable, either the Business Day immediately preceding the relevant date or the last Business Day of the relevant period or, where the required timing of any applicable determination makes determination as of such date impossible or impracticable, the most recent Business Day for which such exchange rates are available.

“EU” shall mean the European Union.

“FDA” shall mean the United States Food and Drug Administration, or any successor agency in the U.S.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act, as amended, and all related rules, regulations and guidelines.

“Foreign Benefit Plan” means any Company Plan or Company Service Provider Agreement that (i) is entered into, maintained, administered or contributed to by the Company or any of its Subsidiaries, and (ii) covers any employee, former employee, or consultant of the Company or any of its Subsidiaries or ERISA Affiliates who resides or works outside the United States.

“Former Employer” shall have the meaning set forth in Section 2.9(c) of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles.

“Good Clinical Practices” shall have the meaning set forth in the FDCA and its implementing regulations.

“Good Laboratory Practices” shall have the meaning set forth in the FDCA and its implementing regulations.

“Government Official” shall mean (a) any officer or employee of any Governmental Body, (b) any Person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

“Governmental Body” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority or arbitral body.

“Hazardous Substance” shall mean any substance listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any Environmental Law. “Hazardous Substance” shall include any substance for which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls or other similar substances.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996.

“Inbound Licenses” shall have the meaning set forth in Section 2.9(f) of this Agreement.

“Indemnification Agreements” shall have the meaning set forth in Section 5.3 of this Agreement.

“Indemnification Demand” shall have the meaning set forth in Section 8.4(a) of this Agreement.

“Indemnification Dispute Notice” shall have the meaning set forth in Section 8.4(b) of this Agreement.

“Indemnified Party” shall mean the Person entitled to indemnification under Section 8 of this Agreement.

“Indemnity Deductible” shall have the meaning set forth in Section 8.6(b) of this Agreement.

“Indication” shall mean a human disease, disorder or medical condition with respect to which at least one adequate and well-controlled Clinical Trial is required to support inclusion of such disease, disorder or medical condition in the indication statement of a package insert approved by the FDA or other applicable Regulatory Authority for a Product; provided that (a) prevention and treatment of the same disease, disorder or medical condition shall not be separate Indications and (b) the treatment or prevention of the same disease or medical condition in different populations (e.g., adult and pediatric) shall not be separate Indications.

“Information Statement” shall have the meaning set forth in Section 2.22(b) of this Agreement.

“Insurance Policies” shall have the meaning set forth in Section 2.19 of this Agreement.

“Intellectual Property” or “IP” shall mean all intellectual property, including the following items of intangible property, and all rights associated therewith in any jurisdiction and tangible embodiments thereof:

(a) Patents;

(b) trademarks, trade names, service marks, designs, logos, trade dress, and trade styles and other indicia of origin, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and all goodwill associated therewith;

(c) works of authorship, copyrights, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and database rights;

(d) domain names and URLs;

(e) all technology, technical information, know-how and data, including, without limitation, inventions (whether or not patentable of reduced to practice), improvements, discoveries, trade secrets, specifications, instructions, ideas, processes, methods, formulations, formulae, protocols, materials, assays, screens, algorithms, models, databases, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical, pre-clinical and clinical data, regulatory data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, and/or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof and chemistry, manufacturing and control information and data, lab notebooks, Patent data and records, stability, technology, test and other data and results; and

(f) computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form.

“Inventory” means any inventory and work-in-process owned by the Company, whether held at a location or facility of the Company (or any other Person on behalf of the Company) or in transit to or from the Company (or any such other Person).

“IP Agreement” shall have the meaning set forth in Section 2.9(j) of this Agreement.

“IP Representations” shall mean the representations and warranties set forth in Section 2.9 (Intellectual Property), except as relating to, with respect to, or to the extent such representations and warranties apply to BNZ-1, including any related Intellectual Property, Intellectual Property Agreements, Inbound Licenses, or Outbound Licenses, in which case such representations and warranties shall be Specified Representations.

“IRS” shall mean the Internal Revenue Service.

“Joinder Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Knowledge” shall have the meaning set forth in Section 10.11 of this Agreement.

“Knowledge Persons” shall mean the Company’s Chief Executive Officer, Chief Financial Officer, Senior Vice President, Head of Clinical Development, Director of Intellectual Property, Head of Chemistry, Manufacturing and Controls, and Director of Drug Discovery or, in each case, any successor holding comparable authority to any of the foregoing at the Company.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, rule, regulation, executive order, injunction, judgment, order, award, decree, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” shall have the meaning set forth in Section 2.8 of this Agreement.

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required to be accrued on the financial statements of such Person.

“Licensee” shall mean any Third Party that has received a license under the Company Owned IP, directly or indirectly through one or more tiers, from Parent or any other Milestone Payment Obligor, to sell, have sold, offer for sale or import a Product.

“Lien” or “Liens” shall mean all mortgages, encumbrances, security interests, claims, charges or pledges.

“Losses” shall mean losses, costs, Taxes, damages and expenses, settlement payments, awards, judgments, fines, penalties, deficiencies, Liabilities or other charges, including reasonable out-of-pocket attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts; provided, however, that (a) “Losses” shall not include any punitive damages (in each case, except to the extent paid or payable by an Indemnified Party to a Third Party in connection with a Third-Party Claim); and (b) for purposes of computing the amount of Losses incurred or paid by a Person, there shall be deducted an amount equal to the amount of any insurance proceeds that are actually received by such Person or on behalf of such Person by any of such Person’s Affiliates in connection with such Losses or the circumstances giving rise thereto (net of any costs and expenses reasonably incurred, or any increase in premiums or other penalties suffered, by such Person in collecting such amounts).

“Major European Country” shall mean any of the following countries: France, Germany, Italy, Spain or the United Kingdom.

“Major Supplier” shall have the meaning set forth in Section 2.25 of this Agreement.

“Material Contract” shall have the meaning set forth in Section 2.11(a) of this Agreement.

“Merger” shall have the meaning set forth in the recitals of this Agreement.

“Merger Sub” shall have the meaning set forth in the preamble of this Agreement.

“Milestone Event” shall have the meaning set forth in Section 1.13(a) of this Agreement.

“Milestone Notice” shall have the meaning set forth in Section 1.13(a) of this Agreement.

“Milestone Payment Obligor” shall mean each of (a) Parent, the Surviving Entity and/or any of their respective Affiliates (“Company Obligor”), (b) any Third Party who has acquired the applicable Company Owned IP (whether by purchase or other similar acquisition transaction) for the development, manufacturing and commercialization of a Product from Parent, the Surviving Entity or any other Company Obligor (“Third Party Acquiror”), and (c) any Affiliate of a Third Party Acquiror.

“Milestone Payment Schedule” shall have the meaning set forth in Section 1.13(a) of this Agreement.

“Milestone Payments” shall have the meaning set forth in Section 1.13(a) of this Agreement.

“Net Sales” shall mean the gross amounts invoiced by Parent or any other Milestone Payment Obligors or any Licensee (in each case, a “Selling Party”) for sales or other dispositions of BNZ-1 Products to Third Parties (excluding another Selling Party), less the following deductions actually incurred, allowed, paid, accrued, or otherwise specifically allocated to Products by the Selling Party:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***]; and

(f) [***].

All aforementioned deductions shall only be allowable to the extent they are [***].

[***].

Notwithstanding the foregoing, on a country-by-country basis, if a BNZ-1 Product is sold in a country as a Combination Product in a calendar quarter, Net Sales of such BNZ-1 Product in such country during such calendar quarter shall be calculated as follows:

(i) [***].

(ii) [***].

(iii) [***].

(iv) [***].

“Net Working Capital” shall mean, as of any time of determination, the aggregate amount of current assets (including Cash and Cash Equivalents but only after giving effect to the payments pursuant to Section 1.10(d)) of the Company as of such time, minus the aggregate amount of current liabilities of the Company as of such time, in each case determined on a consolidated basis in accordance with Section 1.10(a), provided that for purposes of calculating Cash and Cash Equivalents, the Company’s obligations pursuant to Section 1.10(d) will be taken into account. Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include any amounts with respect to Closing Date Transaction Expenses, Debt, or Tax assets.

“Non-Employee Option” means a Company Option granted to the holder in the holder’s capacity as a non-employee service provider to the Company for applicable employment Tax purposes that is not an Employee Option.

“Other Active” shall have the meaning provided in the definition of Combination Product.

“Option Plan” shall mean the Company’s 2015 Equity Incentive Plan, as may be amended from time to time.

“Optionholder Agreement” shall mean the agreement in the form attached hereto as Exhibit D.

“Other IP Contracts” shall have the meaning set forth in Section 2.9(h) of this Agreement.

“Other Major Market Approval” shall mean, with respect to any BNZ-1 Product, (a) in Europe, both (i) the first to occur of either (A) Regulatory Approval by the EMA if the centralized EU filing procedure is used, or (B) Regulatory Approval by the applicable national Regulatory Authority in each of at least three (3) Major European Countries; and (ii) Pricing/Reimbursement Approvals in each of at least three (3) of the Major European Countries; or (b) in Japan, Regulatory Approval, including Pricing/Reimbursement Approvals.

“Outbound Licenses” shall have the meaning set forth in Section 2.9(g) of this Agreement.

“Oxford Loan” shall mean that certain Loan and Security Agreement dated September 30, 2019, by and between the Parent, Oxford Finance LLC, as collateral agent and a lender, and Silicon Valley Bank, as a lender, as amended.

“Pandemic Response Laws” means the CARES Act, the Families First Coronavirus Response Act, the COVID-related Tax Relief Act of 2020, the Payroll Tax Executive Order and any other corresponding, similar or additional U.S. federal, state or local or non-U.S. law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Parent Common Stock” shall mean the common stock of Parent, $0.0001 par value.

“Parent Indemnified Party” shall have the meaning set forth in Section 8.1 of this Agreement.

“Parent Officers Certificate” shall have the meaning set forth in Section 7.4 of this Agreement.

“Parent Prepared Return” shall have the meaning set forth in Section 5.5(a) of this Agreement.

“Parent Stock Consideration” shall mean the lesser of (i) 5,699,492 shares of Parent Common Stock, as appropriately adjusted for any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend thereon, and (ii) the number of shares of Parent Common Stock equal to 19.35% of the outstanding capital stock of Parent as of immediately following the Closing.

“Parent Stock Price” shall mean $[***].

“Participating Securityholders” shall mean each Company Stockholder and each holder of Company Options, as of immediately prior to the Effective Time.

“Patents” shall mean all patents and patent applications (including provisional applications) and patent disclosures, and including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

“Payment Agent” shall have the meaning set forth in Section 1.9(a) of this Agreement.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Taxing authority (including IRS Notice 2020-65).

“Permits” shall have the meaning set forth in Section 2.13(b) of this Agreement.

“Permitted Encumbrances” shall mean: (a) Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP on the Unaudited Balance Sheet, (b) Liens securing Debt that is reflected on the Unaudited Balance Sheet; (c) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; (e) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens; (f) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company; (g) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (i) Liens in favor of other financial institutions arising in connection with the Company’s deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall have the meaning set forth in Section 2.9(m) of this Agreement.

“Post-Closing Transaction Expenses” shall mean, without duplication, (i) the aggregate out-of-pocket expenses, fees, costs and disbursements of all attorneys, accountants, investment bankers and other advisers or service providers of the Company in connection with the payment of the Deferred Merger Consideration or any Milestone Payment; (ii) all bonuses (including any Liabilities of the Company with respect to any retention or “stay” bonus), change of control, severance, or similar payment obligations, in each case that were entered into prior to the date of this Agreement or in connection with the Closing and that become due and payable by the Company in connection with the payment of the Deferred Merger Consideration or any Milestone Payment, and (iii) any Transaction Payroll Taxes.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1 of this Agreement.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pre-Closing Taxes” shall mean (i) all Taxes of the Company for Pre-Closing Tax Periods (including Deferred Payroll Taxes), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or by operation of Law, or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Transaction Payroll Taxes, (v) any Transfer Taxes, and (vi) any Taxes of any Participating Securityholder (including capital gains Taxes arising as a result of the transactions contemplated by this Agreement) for any Tax period; provided, however, that Pre-Closing Taxes shall not include any Taxes taken into account as Liabilities in the calculation of Closing Date Transaction Expenses, Closing Date Indebtedness or Closing Working Capital (as finally determined under Section 1.10(b)). In the case of any taxable period that includes (but does end on) the Closing Date, the amount of any Taxes based on or measured by income, receipts or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period.

“Pricing/Reimbursement Approval” shall mean, with respect to a BNZ-1 Product in a particular country or regulatory jurisdiction, all minimally necessary pricing and/or reimbursement approvals from the applicable Regulatory Authority in such country or regulatory jurisdiction, if and as applicable, that are required to market, sell and otherwise exploit such BNZ-1 Product in such country or regulatory jurisdiction in accordance with applicable Law.

“Pro Rata Share” shall mean, with respect to any outstanding share of Company Capital Stock held by a Participating Securityholder or any shares of Company Capital Stock underlying a Company Option held by a Participating Securityholder, the percentage of any applicable payment of Merger consideration by Parent allocable to such share pro rata relative to other shares of the same class or series of Company Capital Stock, as the context requires, in each case in accordance with the Company Charter, applicable Law and the terms of this Agreement (and, if applicable, the Company Plan or terms of the applicable Company Option). Any calculation of Pro Rata Share for a payment to holders of Company Options shall take into account the aggregate exercise price for purposes of such calculation, to the extent such exercise price has not yet been paid by, or otherwise netted against prior payments, to such holders.

“Product” shall mean BNZ-1 Product, BNZ-2 Product or BNZ-3 Product.

“Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Body, including all Patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Regulatory Approval” shall mean, with respect to a Product in a particular country or regulatory jurisdiction, all approvals or other permissions from the applicable Regulatory Authority in such country or regulatory jurisdiction necessary to market, sell and otherwise exploit such Product in such country or regulatory jurisdiction in accordance with applicable Law.

“Regulatory Authority” shall mean any national or supranational Governmental Body, having the administrative authority to regulate the development, manufacture, marketing, sale or other exploitation of pharmaceutical products in any country or other regulatory jurisdiction, including the pricing and/or reimbursement of such products, and other market access activities, including the FDA in the U.S. and the Therapeutic Goods Administration in Australia.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.22 of this Agreement.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives.

“Restricted Cash” shall mean (a) trapped cash, cash deposits (including, for the avoidance of doubt, all cash deposits in respect of leased real property or otherwise) cash escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement, or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose and (b) any amount held in any non-U.S. jurisdiction to the extent any non-U.S. withholding, U.S. income, or other net Tax cost would be imposed on repatriation into the United States.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholders’ Representative” shall have the meaning set forth in Section 1.12(a) of this Agreement.

“Securityholders’ Representative Expenses” shall have the meaning set forth in Section 1.12(d) of this Agreement.

“Securityholders’ Representative Reserve” shall have the meaning set forth in Section 1.12(d) of this Agreement.

“Selling Party” shall have the meaning provided in the definition of Net Sales.

“Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.0001 par value per share, of the Company.

“Series Seed Preferred Stock” shall mean the Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series Seed-3 Preferred Stock, and Series Seed-4 Preferred Stock, each with a $0.0001 par value per share, of the Company.

“Single-Agent Product” shall mean a BNZ-1 Product that does not contain any Other Active.

“Specified Representations” shall mean the representations and warranties set forth in Section 2.1(a) (Subsidiaries), Section 2.1(b) (Due Incorporation), Section 2.3 (Capitalization, Etc.), Section 2.9 (Intellectual Property) as relating to, with respect to or to the extent such representations and warranties apply to BNZ-1, including any related Intellectual Property, Intellectual Property Agreements, Inbound Licenses, or Outbound Licenses, Section 2.21 (Authority; Binding Nature of Agreement), Section 2.22 (Vote Required), Section 2.23(a) (Non-Contravention), Section 2.24 (Financial Advisor), and Section 2.26 (Related Party Transactions).

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes is owned by such Person directly or indirectly through one (1) or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one (1) or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest

“Surviving Entity” shall have the meaning set forth in Section 1.1 of this Agreement.

“Tail D&O Policy” shall have the meaning set forth in Section 5.3(b) of this Agreement.

“Takeover Proposal” shall mean any proposal or offer from any Person (other than Parent or its Affiliates or their respective representatives) for any acquisition by such Person (whether by merger, recapitalization, consolidation, arrangement, amalgamation, purchase of capital stock or other equity securities, purchase of assets, takeover bid or otherwise) of (i) all or a substantial amount of assets of the Company (other than an acquisition of assets of the Company in the ordinary course of business or as permitted under the terms of this Agreement) or (ii) more than a 20% interest in the total voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any merger, consolidation, or business combination of the Company with any unaffiliated Third Party, other than the transactions contemplated by this Agreement.

“Target Working Capital” shall mean an amount equal to $[***] (i.e., [***] Dollars).

“Tax” or “Taxes” shall mean all (i) United States federal, state or local or non-United States income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, real property, personal property, excise, severance, windfall profits, escheat, unclaimed property, stamp, stamp duty reserve, license, payroll, withholding, backup withholding, ad valorem, value added, alternative or add-on minimum, environmental (including taxes under Code Section 59A), customs, duties, social security (or similar), unemployment, disability, registration or other tax, governmental fee or other like assessment or charge of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any affiliated, consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a transferee or successor, by Contract or operation of Law, or otherwise.

“Tax Claim” shall have the meaning set forth in Section 5.5(c) of this Agreement.

“Tax Representations” shall mean the representations and warranties set forth in Sections 2.15 and 2.16 (to the extent representations and warranties in Section 2.16 relate to Taxes).

“Tax Returns” shall mean any return, declaration, notice, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes (including any amendments thereof), or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third Party” shall mean any Person other than Parent or Company or an Affiliate of Parent or Company.

“Third-Party Claim” shall have the meaning set forth in Section 8.3(a) of this Agreement.

“Third Party Service Provider” shall have the meaning set forth in Section 2.9(m) of this Agreement.

“Transaction Payroll Taxes” shall mean the employer portion of any payroll or employment Taxes incurred or accrued with respect to any bonuses, option exercises, payments in respect of Employee Options, vesting of restricted stock, or other compensatory payments made or deemed made in connection with the transactions contemplated by this Agreement, whether payable by Parent or the Company, including the Aggregate Net Exercise Tax Amount.

“Transfer Taxes” shall have the meaning set forth in Section 5.5(e) of this Agreement.

“Unaudited Balance Sheet” shall have the meaning set forth in Section 2.4 of this Agreement.

“Update Report” shall have the meaning set forth in Section 1.13(c) of this Agreement.

“Upfront Merger Consideration” shall mean the Parent Stock Consideration less (i) the Deferred Merger Consideration, less (ii) the number of shares of Parent Common Stock determined by dividing (A) the Closing Amount by (B) the Parent Stock Price. If the resulting amount is a fractional share the number of shares of Parent Common Stock issued shall be rounded down to the nearest whole share.

“U.S.” shall mean the United States of America and its territories and possessions.

“Valid Claim” shall mean a claim of any issued and unexpired U.S. patent or patent application within the Company Owned IP which shall not have been abandoned, revoked, withdrawn, cancelled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction or other Governmental Body of competent jurisdiction in an unappealed or unappealable decision or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

“Waived 280G Benefits” shall have the meaning set forth in Section 5.1 of this Agreement.

“Withholding Agent” shall have the meaning set forth in Section 1.9(d) of this Agreement.

“Written Consent” shall have the meaning set forth in Recitals of this Agreement.

EXHIBIT B-1

Form of Joinder Agreement (Non-Compete)

[***]

B-1

EXHIBIT B-2

Form Of Joinder Agreement (Non-Solicitation Only)

[***]

A-2

EXHIBIT C

Form of Letter of Transmittal

[***]

C-1

Exhibit D

Form of Optionholder Agreement

[***]

Exhibit E

Closing Working Capital

[***]

Exhibit E

SCHEDULE A

LIABILITIES

[***]

Schedule A

SCHEDULE B

BNZ-1

[***]

Schedule B

SCHEDULE C

BNZ-2

[***]

Schedule C

SCHEDULE D

BNZ-3

[***]

Schedule D